Filed Pursuant to Rule 424(b)(5)

File No. 333-103711

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 31, 2003)

$10,000,000,000

WELLS FARGO & COMPANY

Medium-Term Notes, Series E

Subordinated Medium-Term Notes, Series F

Wells Fargo may offer from time to time medium-term notes, series E, and subordinated medium-term notes, series F. The final terms of each note offered will be included in a pricing supplement. The notes offered will specify whether they are senior notes or subordinated notes and will have the following general terms, unless the applicable pricing supplement states otherwise:

•      The notes will mature in 9 months or more from the date of issue.

•      The notes will bear interest at either a fixed or a floating rate or will be zero coupon notes. Floating rate interest may be based on:

•      CD Rate

•      CMT Rate

•      Commercial Paper Rate

•      EURIBOR

•      Federal Funds Rate

•      LIBOR

•      Prime Rate

•      Treasury Rate

•      Any other rate specified in the applicable
pricing supplement.

•      Fixed rate interest will be paid semi-annually on the dates stated in the applicable pricing supplement.

•      Floating rate interest will be paid on the dates stated in the applicable pricing supplement.

•      Zero coupon notes will not pay interest.

•      The notes will be held in global form by The Depository Trust Company.

•      The notes may not be repaid at the option of the holder before maturity and may not be redeemed at our option.

•      The notes will be denominated in U.S. dollars and have minimum denominations of $1,000.

	Price to Public	Agents’ Discounts and Commissions	Proceeds, Before Expenses, to Wells Fargo
Per Note	100%	.125% – .750%	99.875% – 99.25%
Total	$10,000,000,000	$12,500,000 – $75,000,000	$9,987,500,000 – $9,925,000,000

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful and complete. Any representation to the contrary is a criminal offense.

The notes are our unsecured obligations and are not savings accounts, deposits or other obligations of any of our bank or nonbank subsidiaries and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

Offers to purchase the notes are being solicited from time to time by the agents listed below. The agents have agreed to use their reasonable efforts to sell the notes. Wells Fargo also reserves the right to sell the notes directly to investors on its own behalf or through affiliated entities. No commission will be payable on sales made directly by Wells Fargo. There is no established trading market for the notes and there can be no assurance that a secondary market for the notes will develop.

MORGAN STANLEY BANC ONE CAPITAL MARKETS, INC. BEAR, STEARNS & CO. INC. CITIGROUP CREDIT SUISSE FIRST BOSTON DEUTSCHE BANK SECURITIES GOLDMAN, SACHS & CO.	HSBC JPMORGAN LEHMAN BROTHERS MERRILL LYNCH & CO. UBS INVESTMENT BANK WELLS FARGO INSTITUTIONAL SALES AND TRADING

June 26, 2003

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus and the applicable pricing supplement. These documents contain information you should consider when making your investment decision. You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and the applicable pricing supplement. We have not, and the agents have not, authorized anyone else to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it.

This prospectus supplement, the accompanying prospectus and the applicable pricing supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the notes. This prospectus supplement, the accompanying prospectus and the applicable pricing supplement do not constitute an offer to sell or a solicitation of an offer to buy such notes in any circumstances in which such offer or solicitation is unlawful.

Information in this prospectus supplement, the accompanying prospectus or the applicable pricing supplement may change after the date on the front of the applicable document. You should not interpret the delivery of this prospectus supplement, accompanying prospectus or the applicable pricing supplement or the sale of the notes, as an indication that there has been no change in our affairs since those dates.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes offered under this prospectus supplement adds to, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities contained in the accompanying prospectus. The particular terms of the notes sold under any pricing supplement will be described in that pricing supplement. The terms and conditions stated in this section will apply to each note unless the applicable pricing supplement indicates otherwise.

General

At our option, we may issue the notes as medium-term notes, series E (“senior notes”), which will constitute senior debt securities as described in the accompanying prospectus, or as subordinated medium-term notes, series F (“subordinated notes”), which will constitute subordinated debt securities as described in the accompanying prospectus. We will issue the senior notes under a senior indenture, dated as of July 21, 1999, as amended or supplemented from time to time, between us and Citibank, N.A., as senior trustee, and will issue the subordinated notes under a subordinated indenture dated as of August 30, 1999, as amended or supplemented from time to time between us and Bank One Trust Company, N.A. (successor in interest to The First National Bank of Chicago), as subordinated trustee. In this prospectus supplement, the senior indenture and the subordinated indenture are referred to as the indentures, and the senior trustee and the subordinated trustee are referred to as the trustees. The notes issued under either indenture will constitute one series under that indenture. The notes will mature on a date more than nine months from the date of issue, as stated in the applicable pricing supplement.

The senior notes will be our senior unsecured obligations and will rank equally with all of our other senior debt securities. The subordinated notes will be our unsecured obligations and will rank equally with all of our other subordinated debt securities and, together with such other subordinated debt securities, will be subordinated to all of our existing and future Senior Debt, as defined under “Description of Debt Securities—Subordination” in the accompanying prospectus. Payment of principal of the subordinated notes may be accelerated only in the case of certain events of bankruptcy, insolvency or reorganization. There is no right of acceleration in the case of a default in the performance of any covenant with respect to the subordinated notes, including a default in the payment of interest or principal.

We may issue notes from time to time in an aggregate principal amount of up to $10,000,000,000 or the equivalent of that amount in one or more foreign or composite currencies. We may increase this amount from time to time without the consent of the holders of the notes. We may also, from time to time, without the consent of the holders of the notes, issue additional notes or other debt securities having the same terms as previously issued notes (other than the date of issuance, the date, if any, that interest begins to accrue and the offering price, which may vary) that will form a single issue with the previously issued notes. However, the limit on the aggregate principal amount of notes that we may issue is subject to reduction as a result of the sale by us of other securities referred to in the accompanying prospectus. For purposes of this prospectus supplement, the principal amount of any original issue discount note means the issue price of that note, and the principal amount of any note issued in a foreign currency or composite currency means the U.S. dollar equivalent on the date of issue of the issue price of that note. The issue price of a note is the price at which that note is issued, expressed as a percentage of the aggregate principal amount of such note.

We will not pay any additional amounts on the notes to compensate any beneficial owner for any tax withheld from payments of principal or interest on the notes.

Unless the applicable pricing supplement states otherwise:

•	we will pay interest on fixed rate notes semi-annually;

•	we will issue the notes at 100% of their principal amount;

•	holders will not be able to elect to have the notes repaid before maturity;

•	holders will not be able to elect to renew the notes beyond their stated maturity;

•	we will not be able to redeem the notes before their stated maturity;

•	we will not be able to elect to extend the maturity of the notes beyond their stated maturity;

•	we will issue the notes in U.S. dollars;

•	we will issue the notes in fully registered form and in authorized denominations, which will be $1,000 or any amount in excess of $1,000 which is an integral multiple of $1,000; and

•	we will issue the notes as global securities registered in the name of a nominee of The Depository Trust Company, or “DTC,” as depositary—such notes will be referred to in this prospectus supplement as global notes.

The notes can be presented for payment of principal and interest, the transfer of the notes can be registered and the notes can be exchanged at the office or offices or agency maintained by us for this purpose. However, global notes will be exchangeable only in the manner and to the extent described in “—Book-Entry System” below. On the date of this prospectus supplement, the agent for the payment, transfer and exchange of the notes, who will be referred to in this prospectus supplement as the paying agent, is Wells Fargo Bank Minnesota, National Association acting through its corporate trust office at Minneapolis, Minnesota.

The applicable pricing supplement relating to each note will describe the following terms:

•	whether the note is a senior note or a subordinated note;

•	if the note is being issued at a price other than 100% of its principal amount, its issue price;

•	the principal amount of the note;

•	the date on which the note will be issued;

•	the date on which the note will mature;

•	whether the note is a fixed rate note or a floating rate note or a zero coupon note;

•	if the note is a fixed rate note, the annual rate at which the note will bear interest and the Interest Payment Date or Dates and the Regular Record Date or Dates, each as defined below, if different from those set forth below;

•	if the note is a floating rate note, the Base Rate for that note and, if applicable, the Index Maturity, the Spread or Spread Multiplier, the maximum interest rate, the minimum interest rate, the initial interest rate, the Interest Payment Dates and the Interest Reset Dates, each as defined below, with respect to that note;

•	if the note is a floating rate note, the Regular Record Dates, the Calculation Date and the Interest Determination Date, each as defined below, with respect to that note, if different from those set forth below;

•	whether the note is an original issue discount note, and if so, any additional provisions relating to this feature of the note;

•	if the note may be redeemed or repaid, the provisions relating to redemption of the note at our option or repayment of the note at the holder’s option;

•	if the note may be extended or renewed, the provisions relating to extension of the note at our option or renewal of the note at the holder’s option;

•	if the note will be represented by a certificate issued in definitive registered form, the provisions relating to this feature of the certificated note; and

•	any other terms of the note not inconsistent with the provisions of the applicable indenture.

If we issue notes denominated in a currency other than U.S. dollars or permit the payment of principal or interest on notes to be made in a currency other than U.S. dollars or permit the payment of principal or interest on notes denominated in a currency other than U.S. dollars to be made in U.S. dollars, the applicable pricing supplement will also describe the following if applicable:

•	the currency in which purchasers will pay for the notes;

•	the currency in which we will pay principal and any interest;

•	the terms relating to the currency in which payments may be made and the identity of the exchange rate agent;

•	the method of electing the currency in which payments may be made;

•	the authorized denominations of the notes;

•	any special provisions relating to notes denominated in “euros”;

•	certain foreign currency risks to United States residents, including information about the applicable current exchange controls, if any, and historic exchange rate information on the applicable currency or currency unit;

•	necessary changes to the definition of Business Day contained in this prospectus supplement;

•	any necessary changes to the method of calculation of the accrued interest factor;

•	the tax consequences to U.S. holders, as defined below under “United States Federal Taxation”; and

•	any other terms of the notes not inconsistent with the applicable indenture.

We may issue the notes as original issue discount notes. Original issue discount notes are notes, including any zero coupon notes, issued at more than a de minimis discount from the principal amount payable at the maturity date. There may not be any periodic interest payments on original issue discount notes. For those notes, interest normally accrues during the life of the note and is paid at the maturity date or upon earlier redemption or repayment. Upon an acceleration of the maturity of an original issue discount note, the amount payable is determined in accordance with the terms of the note as described in the applicable pricing supplement and is normally less than the amount payable at the maturity date. Special considerations applicable to original issue discount notes will be stated in the applicable pricing supplement.

We may issue notes as indexed notes. Indexed notes are notes issued with the principal amount payable at maturity, or the amount of interest payable on an Interest Payment Date, to be determined by reference to a currency exchange rate, a composite currency, a security or a basket of securities, a commodity price or other financial or non-financial indices as set forth in the applicable pricing supplement. Holders of indexed notes may receive a principal amount at maturity that is greater than or less than the face amount of the notes depending upon the fluctuation of the relative value, rate or price of the applicable index. The applicable pricing supplement will set forth information as to the methods for determining the principal amount payable at maturity or the amount of interest payable on an Interest Payment Date, as the case may be, any currency, security, basket of securities, commodity, index or other market to which principal or interest is indexed, a historical comparison of the relative value, rate or price of the specified index, the face amount of the indexed note, foreign exchange risks, certain additional tax considerations and additional terms and provisions of indexed notes.

Interest and Principal Payments

Unless otherwise specified in the applicable pricing supplement, payments of principal and any premium and interest with respect to any note will be made in U.S. dollars.

Except as provided in the next sentence, we will pay interest on a note to the person or entity in whose name the note is registered at the close of business on the Regular Record Date next preceding the applicable Interest Payment Date. However, the interest payable upon maturity, redemption or repayment, whether or not the date of maturity, redemption or repayment is an Interest Payment Date, will be payable to the person or entity to whom principal is payable. An “Interest Payment Date” for any note will be a date on which, under the terms of that note, regularly scheduled interest will be payable. The “Regular Record Date” for any Interest Payment Date will be as specified in this prospectus supplement or in the applicable pricing supplement. As used in this prospectus supplement, “date of maturity” of a note means the date on which the principal of such note becomes due and payable as provided in the note, whether on the stated maturity date, or by declaration of acceleration, call for redemption or repayment, or after exercise of an option to elect to renew or extend the maturity thereof or otherwise.

Unless the applicable pricing supplement states otherwise, we will pay interest semi-annually on fixed rate notes on the Interest Payment Dates specified in the applicable pricing supplement. Interest Payment Dates for floating rate notes will be as specified in this prospectus supplement or in the applicable pricing supplement. Unless the applicable pricing supplement states otherwise, the Regular Record Date with respect to an Interest Payment Date for floating rate notes and fixed rate notes will be the fifteenth calendar day, whether or not a Business Day, immediately before that Interest Payment Date. Unless the applicable pricing supplement states otherwise, the initial interest payment on a note will be made on the first Interest Payment Date following the first Regular Record Date falling after the date that note is issued.

“Business Day” means:

•	with respect to any note, any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York City or Minneapolis, Minnesota; and

•	with respect to LIBOR Notes or EURIBOR Notes, as defined below, any day that meets the above criteria and which is also a London Banking Day.

“London Banking Day” means any day on which dealings in deposits in the Index Currency, as defined below under “—Floating Rate Notes—LIBOR Notes,” are transacted in the London interbank market.

Interest rates offered on notes may differ depending upon, among other things, the aggregate principal amount of notes purchased in any single transaction. Notes with similar variable terms but different interest rates, as well as notes with different variable terms, may be offered concurrently to different investors. Interest rates or formulas and other terms of notes are subject to change from time to time, but no change will affect any note already issued or as to which an offer to purchase has been accepted.

For global notes, we will pay principal and any premium and interest to DTC or its nominee, as the holder of the global notes, by wire transfer of immediately available funds. DTC will allocate payments relating to a global note and pay beneficial owners or holders of the note in accordance with its existing operating procedures.

For certificated notes, we will pay interest, other than interest payable at maturity or on the date of redemption or repayment if we redeem or repay a note before maturity, by check mailed to the address of the person or entity entitled to such payment as shown on the security register. We will make payment of principal and any premium and interest on a certificated note upon maturity, redemption or repayment in immediately available funds against presentation and surrender of such note. Notwithstanding the foregoing, a holder of $50,000,000, or the equivalent, or more in aggregate principal amount of certificated notes having the same Interest Payment Date will be entitled to receive payments of interest by wire transfer of immediately available funds upon written request to the paying agent, provided the request is received not later than 10 calendar days before the applicable Interest Payment Date.

Fixed Rate Notes

Each note bearing interest at a fixed rate, which we will refer to in this prospectus supplement as a “fixed rate note,” will bear interest from the date of issue at the annual rate stated on the face of that fixed rate note, until the principal of that fixed rate note is paid or made available for payment. Unless the applicable pricing supplement states otherwise, interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months and will be payable semi-annually on the Interest Payment Dates specified in the applicable pricing supplement and at maturity or upon any earlier redemption or repayment.

If any Interest Payment Date for any fixed rate note falls on a day that is not a Business Day, the interest payment will be made on the next day that is a Business Day, and no interest on that payment will accrue for the period from and after the Interest Payment Date. If the maturity date or date of redemption or repayment of any fixed rate note falls on a day that is not a Business Day, the payment of principal and any premium and interest will be made on the next day that is a Business Day, and no interest on that payment will accrue for the period from and after the maturity date or date of redemption or repayment. Unless the applicable pricing supplement states otherwise, interest payments for fixed rate notes will be the amount of interest accrued from and including the date of issue or from and including the last Interest Payment Date in respect of which interest has been paid, or provided for, as the case may be, to, but excluding, the following Interest Payment Date or the date of maturity or earlier redemption or repayment, as the case may be.

Floating Rate Notes

General

Each note bearing interest at a floating rate, which we will refer to in this prospectus supplement as a “floating rate note,” will bear interest from the date of issue until the principal of the note is paid or made available for payment at a rate determined by reference to one or more interest rate basis or formula (“Base Rate”), which may be adjusted by a Spread and/or Spread Multiplier, each as defined below. The applicable pricing supplement will designate one or more of the following Base Rates as applicable to each floating rate note:

•	the CD Rate (“CD Rate Note”);

•	the CMT Rate (“CMT Rate Note”);

•	the Commercial Paper Rate (“Commercial Paper Rate Note”);

•	EURIBOR (“EURIBOR Note”)

•	the Federal Funds Rate (“Federal Funds Rate Note”);

•	LIBOR (“LIBOR Note”);

•	the Prime Rate (“Prime Rate Note”);

•	the Treasury Rate (“Treasury Rate Note”); or

•	any other Base Rate or interest rate formula as the applicable pricing supplement may specify.

Unless the applicable pricing supplement states otherwise, the interest rate on each floating rate note will be calculated by reference to the specified Base Rate for the specified Index Maturity,

•	plus or minus the Spread, if any; and/or

•	multiplied by the Spread Multiplier, if any.

For any floating rate note, “Index Maturity” means the period of maturity of the instrument or obligation from which the Base Rate is calculated and will be specified in the applicable pricing supplement. The “Spread” is the number of basis points, or one one-hundredth of a percentage point, specified in the applicable pricing supplement to be added to or subtracted from the Base Rate for that floating rate note. For example, if a note bears interest at LIBOR plus .01% and the calculation agent determines that LIBOR is 5.00% per year, the note will bear interest at 5.01% per year until the next Interest Reset Date. The “Spread Multiplier” is the percentage specified in the applicable pricing supplement to be applied to the Base Rate for that floating rate note. For example, if a note bears interest at 90% of LIBOR, and the calculation agent determines that LIBOR is 5.00% per year, the note will bear interest at 4.50% per year until the next Interest Reset Date.

As specified in the applicable pricing supplement, a floating rate note may also have either or both of the following features:

•	a maximum numerical limitation, or ceiling, on the rate of interest which may accrue during any interest period, which we refer to in this prospectus supplement as the maximum interest rate; and

•	a minimum numerical limitation, or floor, on the rate of interest which may accrue during any interest period, which we refer to in this prospectus supplement as the minimum interest rate.

In addition to any maximum interest rate that may be applicable to any floating rate note under the above provisions, the interest rate on a floating rate note will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under current New York law, the maximum rate of interest, with some exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per annum on a simple interest basis. These limits may not apply to notes in which $2,500,000 or more has been invested.

Unless the applicable pricing supplement states otherwise, the calculation agent for any issue of floating rate notes will be Wells Fargo Bank Minnesota, National Association. Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next Interest Reset Date with respect to that floating rate note.

Change of Interest Rate

The applicable pricing supplement will specify whether the rate of interest on each floating rate note will be reset daily, weekly, monthly, quarterly, semi-annually, annually or another specified basis (each period being referred to as the “Interest Reset Period” for that note, and the first day of each interest reset period being referred to as an “Interest Reset Date”). Unless the applicable pricing supplement states otherwise, the Interest Reset Date will be:

•	in the case of floating rate notes which reset daily, each Business Day;

•	in the case of floating rate notes, except for Treasury Rate Notes, which reset weekly, the Wednesday of each week;

•	in the case of Treasury Rate Notes which reset weekly, the Tuesday of each week, except as provided below when the Treasury bill auction does not occur on Monday;

•	in the case of floating rate notes which reset monthly, the third Wednesday of each month;

•	in the case of floating rate notes which reset quarterly, the third Wednesday of March, June, September and December of each year;

•	in the case of floating rate notes which reset semi-annually, the third Wednesday of two months of each year, as specified in the applicable pricing supplement; or

•	in the case of floating rate notes which reset annually, the third Wednesday of one month of each year, as specified in the applicable pricing supplement.

The interest rate in effect from the date of issue to the first Interest Reset Date with respect to a floating rate note will be the initial interest rate set forth in the applicable pricing supplement, which we refer to in this prospectus supplement as the initial interest rate. If any Interest Reset Date for any floating rate note would otherwise be a day that is not a Business Day, that Interest Reset Date will be the following Business Day, except that in the case of a EURIBOR or LIBOR Note, if that Business Day is in the next calendar month, that Interest Reset Date will be the immediately preceding Business Day.

The interest rate in effect on any Interest Reset Date will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate applicable on the immediately preceding Interest Reset Date, or, if none, the initial interest rate.

Date Interest Rate Determined

Unless the applicable pricing supplement states otherwise, the day the calculation agent will refer to when determining the new interest rate at which a floating rate will reset (the “Interest Determination Date”) for any Interest Reset Date will be:

•	for Federal Funds Rate Notes and Prime Rate Notes, the Business Day before that Interest Reset Date;

•	for CD Rate Notes, Commercial Paper Rate Notes, and CMT Rate Notes, the second Business Day before that Interest Reset Date;

•	for EURIBOR Notes or Euro LIBOR Notes, the second TARGET Settlement Day before that Interest Reset Date;

•	for LIBOR Notes (other than Euro LIBOR Notes), the second London Banking Day before that Interest Reset Date, except that the Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note for which the Index Currency is pounds sterling will be the Interest Reset Date; and

•	for Treasury Rate Notes, the day of the week in which that Interest Reset Date falls on which Treasury bills would normally be auctioned, except as provided below.

Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, but the auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is held on the preceding Friday, that Friday will be the Interest Determination Date for the Interest Reset Date for Treasury Rate Notes occurring in the next week. If an auction falls on a day that is an Interest Reset Date for a Treasury Rate Note, that Interest Reset Date will be the following Business Day.

“Euro LIBOR Notes” means LIBOR Notes for which the Index Currency is euros.

“TARGET Settlement Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System is open.

Unless the applicable pricing supplement states otherwise, the “Calculation Date,” where applicable, for an Interest Determination Date will be the earlier of:

•	the tenth calendar day after that Interest Determination Date, or, if that day is not a Business Day, the following Business Day; or

•	the Business Day before the applicable Interest Payment Date or maturity, redemption or repayment date, as the case may be.

Date Interest Paid

Except as provided below, unless the applicable pricing supplement states otherwise, the Interest Payment Date for floating rate notes will be:

•	in the case of floating rate notes with a daily, weekly or monthly Interest Reset Period, the third Wednesday of each month or the third Wednesday of March, June, September and December, as specified in the applicable pricing supplement;

•	in the case of floating rate notes with a quarterly Interest Reset Period, the third Wednesday of March, June, September and December;

•	in the case of floating rate notes with a semi-annual Interest Reset Period, the third Wednesday of the two months specified in the applicable pricing supplement;

•	in the case of floating rate notes with an annual Interest Reset Period, the third Wednesday of the month specified in the applicable pricing supplement; and

•	in the case of all floating rate notes, at maturity or earlier redemption or repayment.

If any Interest Payment Date for any floating rate note would fall on a day that is not a Business Day, other than an Interest Payment Date that is also the date of maturity, redemption or repayment, that Interest Payment Date will be the following day that is a Business Day, except that, in the case of a EURIBOR or LIBOR Note, if that Business Day is in the next calendar month, that Interest Payment Date will be the immediately preceding day that is a Business Day. If the maturity date or any earlier redemption or repayment date of a floating rate note would fall on a day that is not a Business Day, the payment of principal and any premium and interest will be made on the following Business Day, and no interest on that payment will accrue for the period from and after the maturity, redemption or repayment date, as the case may be.

Unless the applicable pricing supplement states otherwise, interest payments for floating rate notes will be the amount of interest accrued from and including the date of issue or from and including the last date to which interest has been paid, or provided for, as the case may be, to but excluding, the following Interest Payment Date or the date of maturity or earlier redemption or repayment, as the case may be.

Accrued interest for a floating rate note will be calculated by multiplying the principal amount of that floating rate note by an accrued interest factor. The accrued interest factor will be the sum of the interest factor calculated for each day in the period for which interest is being paid. Unless the applicable pricing supplement states otherwise, the interest factor for each day is computed by dividing the interest rate, expressed as a decimal, applicable to that day

•	by 360, in the case of CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, EURIBOR Notes, LIBOR Notes and Prime Rate Notes, or

•	by the actual number of days in the year, in the case of Treasury Rate Notes and CMT Rate Notes.

Unless the applicable pricing supplement states otherwise, all percentages resulting from any calculation with respect to floating rate notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545%, or .09876545, will be rounded to 9.87655%, or .0987655, and 9.876544%, or .09876544, will be rounded to 9.87654%, or .0987654. All dollar or other currency amounts used in or resulting from any such calculation will be rounded to the nearest cent or, in the case of non-U.S. currency, to the nearest unit, with one-half cent being rounded upwards.

CD Rate Notes

CD Rate Notes will bear interest at the interest rates, calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any, and subject to the minimum interest rate and the maximum interest rate, if any, specified in the CD Rate Notes and in the applicable pricing supplement.

Unless the applicable pricing supplement states otherwise, “CD Rate” means, for any CD Interest Determination Date, the rate on that date for negotiable certificates of deposit having the Index Maturity specified in the applicable pricing supplement as published by the Board of Governors of the

Federal Reserve System in “Statistical Release H.15(519), Selected Interest Rates” or any successor publication of the Board of Governors of the Federal Reserve System, (“H.15(519)”) under the heading “CDs (Secondary Market).” A “CD Interest Determination Date” means an Interest Determination Date for a CD Rate Note.

Unless the applicable pricing supplement states otherwise, the following procedures will be followed if the CD Rate cannot be determined as described above:

•	If the above rate is not published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date, the CD Rate will be the rate on the applicable CD Interest Determination Date set forth in the daily update of H.15(519) available through the world wide website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication (the “H.15 Daily Update”) or another recognized electronic source used for displaying such rate, for the day in respect of certificates of deposit having the Index Maturity specified in the applicable pricing supplement under the caption “CDs (secondary market).”

•	If that rate is not yet published in either H.15(519) or the H.15 Daily Update or another recognized electronic source used for displaying such rate by 3:00 p.m., New York City time, on the Calculation Date, then the calculation agent will determine the CD Rate to be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on that CD Interest Determination Date of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City, which may include an agent or its affiliates, selected by the calculation agent, after consultation with us, for negotiable certificates of deposit of major United States money center banks of the highest credit standing in the market for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement in an amount that is representative for a single transaction in the market at that time.

•	If the dealers selected by the calculation agent are not quoting as described in the previous bullet point, the CD Rate in effect immediately before that CD Interest Determination Date will not change and will remain the CD Rate in effect on that CD Interest Determination Date.

CMT Rate Notes

CMT Rate Notes will bear interest at the interest rates, calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any, and subject to the minimum interest rate and the maximum interest rate, if any, specified in the CMT Rate Notes and in the applicable pricing supplement.

Unless the applicable pricing supplement states otherwise, “CMT Rate” means, for any CMT Interest Determination Date, the rate displayed on the Designated CMT Telerate Page, as defined below, under the caption “Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 p.m.,” under the column for the Designated CMT Maturity Index, as defined below, for:

•	if the Designated CMT Telerate Page is 7051, that CMT Interest Determination Date; and

•	if the Designated CMT Telerate Page is 7052, the week or the month, as applicable, ended immediately before the week in which the related CMT Interest Determination Date occurs.

A “CMT Interest Determination Date” means an Interest Determination Date for a CMT Rate Note.

Unless the applicable pricing supplement states otherwise, the following procedures will be used if the CMT Rate cannot be determined as described above:

•	If that rate is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate will be the treasury constant maturity rate for the Designated CMT Maturity Index, as defined below, as published in H.15(519).

•	If that rate is no longer published, or if not published by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate will be the treasury constant maturity rate for the Designated CMT Maturity Index, or other United States Treasury rate for the Designated CMT Maturity Index, for the CMT Interest Determination Date with respect to that Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519).

•	If the information described above is not provided by 3:00 p.m., New York City time, on the related Calculation Date, then the calculation agent will determine the CMT Rate to be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on the CMT Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each a “reference dealer”) in New York City selected by the calculation agent as described in the following sentence, which may include an agent or its affiliates. The calculation agent will select five reference dealers, after consultation with us, and will eliminate the highest quotation, or, in the event of overlap, one of the highest, and the lowest quotation, or, in the event of overlap, one of the lowest, for the most recently issued direct noncallable fixed rate obligations of the United States, which are commonly referred to as “Treasury notes,” with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year.

•	If the calculation agent cannot obtain three such Treasury notes quotations, the calculation agent will determine the CMT Rate to be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on the CMT Interest Determination Date of three reference dealers in New York City, which may include an agent or its affiliates, selected using the same method described above, for Treasury notes with an original maturity of the number of years closest to but not less than the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000. If two Treasury notes with an original maturity as described above have remaining terms to maturity equally close to the Designated CMT Maturity Index, the calculation agent will obtain quotations for the Treasury note with the shorter remaining term to maturity.

•	If three or four, but not five, of the reference dealers are quoting as described immediately above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of the quotes will be eliminated.

•	If fewer than three reference dealers selected by the calculation agent are quoting as described above, the CMT Rate in effect immediately before such CMT Interest Determination Date will not change and will remain the CMT Rate in effect on such CMT Interest Determination Date.

“Designated CMT Telerate Page” means the display on Moneyline Telerate, Inc., or any successor service, on the page designated in the applicable pricing supplement, or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no page is specified in the applicable pricing supplement, the Designated CMT Telerate Page will be 7052, for the most recent week.

“Designated CMT Maturity Index” means the original period to maturity of the U.S. Treasury notes (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable pricing supplement with respect to which the CMT Rate will be calculated. If no maturity is specified in the applicable pricing supplement, the Designated CMT Maturity Index will be two years.

Commercial Paper Rate Notes

Commercial Paper Rate Notes will bear interest at the interest rates, calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any, and subject to the minimum interest rate and the maximum interest rate, if any, specified in the Commercial Paper Rate Notes and in the applicable pricing supplement.

Unless the applicable pricing supplement states otherwise, “Commercial Paper Rate” means, for any Commercial Paper Interest Determination Date, the Money Market Yield, calculated as described below, of the rate on that date for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the heading “Commercial Paper—Nonfinancial.” A “Commercial Paper Interest Determination Date” means an Interest Determination Date for a Commercial Paper Rate Note.

Unless the applicable pricing supplement states otherwise, the following procedures will be followed if the Commercial Paper Rate cannot be determined as described above:

•	If the above rate is not published by 3:00 p.m., New York City time, on the Calculation Date, then the Commercial Paper Rate will be the Money Market Yield of the rate on the applicable Commercial Paper Interest Determination Date for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in the H.15 Daily Update, or another recognized electronic source used for displaying such rate, under the heading “Commercial Paper—Nonfinancial.”

•	If by 3:00 p.m., New York City time, on that Calculation Date that rate is not yet published in either H.15(519) or the H.15 Daily Update or another recognized source used for displaying such rate, then the calculation agent will determine the Commercial Paper Rate to be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 a.m., New York City time, on that Commercial Paper Interest Determination Date of three leading dealers of commercial paper in New York City, which may include an agent or its affiliates, selected by the calculation agent, after consultation with us, for commercial paper having the Index Maturity specified in the applicable pricing supplement placed for an industrial issuer whose bond rating is “AA,” or the equivalent, from a nationally recognized statistical rating agency.

•	If the dealers selected by the calculation agent are not quoting as described in the previous bullet point, the Commercial Paper Rate in effect immediately before the Commercial Paper Interest Determination Date will not change and will remain the Commercial Paper Rate in effect on that Commercial Paper Interest Determination Date.

“Money Market Yield” will be a yield calculated in accordance with the following formula:

Money Market Yield  =       D  x  360         x  100

360 – (D x M)

where “D” refers to the applicable annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal and “M” refers to the actual number of days in the interest period for which interest is being calculated.

EURIBOR Notes

EURIBOR Notes will bear interest at the rates, calculated with reference to EURIBOR, and the Spread and/or Spread Multiplier, if any, and subject to the minimum interest rate and the maximum interest rate, if any, specified in the EURIBOR Notes and in the applicable pricing supplement.

Unless the applicable pricing supplement states otherwise, “EURIBOR” means, for any EURIBOR Interest Determination Date, the rate for deposits in euros as sponsored, calculated and published jointly by the European Banking Federation and ACI—The Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing those rates, for the Index Maturity specified in the applicable pricing supplement as that rate appears on the display on Moneyline Telerate, Inc., or any successor service, on page 248 or any other page as may replace page 248 on that service, which is referred to as “Telerate Page 248,” as of 11:00 a.m. (Brussels time). A “EURIBOR Interest Determination Date” means an Interest Determination Date for a EURIBOR Note.

Unless the applicable pricing supplement states otherwise, the following procedures will be followed if the EURIBOR Rate cannot be determined as described above:

•	If the above rate does not appear by 11:00 a.m. Brussels time, the calculation agent will request the principal Euro-zone, as defined below, office of each of four major banks in the Euro-zone interbank market, as selected by the calculation agent, after consultation with us, to provide the calculation agent with its offered rate for deposits in euros, at approximately 11:00 a.m. (Brussels time) on the EURIBOR Interest Determination Date, to prime banks in the Euro-zone interbank market for the Index Maturity specified in the applicable pricing supplement commencing on the applicable EURIBOR Interest Reset Date, and in a principal amount not less than the equivalent of Euro 1 million that is representative of a single transaction in euro, in that market at that time. If at least two quotations are provided, EURIBOR will be the arithmetic mean of those quotations.

•	If fewer than two quotations are provided, EURIBOR will be the arithmetic mean of the rates quoted by four major banks in the Euro-zone, as selected by the calculation agent, after consultation with us, at approximately 11:00 a.m. (Brussels time), on the applicable EURIBOR Interest Reset Date for loans in euro to leading European banks for a period of time equivalent to the Index Maturity specified in the applicable pricing supplement commencing on that EURIBOR Interest Reset Date in a principal amount not less than the equivalent of Euro 1 million that is representable for a single transaction in euros in such market at such time.

•	If the banks selected by the calculation agent are not quoting as described in the previous bullet point, EURIBOR in effect immediately before such EURIBOR Interest Determination Date will not change and will remain the EURIBOR in effect on that EURIBOR Interest Determination Date.

“EURIBOR Interest Reset Date” means an Interest Reset Date for a EURIBOR note.

“Euro-zone” means the region comprised of member states of the European Union that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the treaty on European Union.

Federal Funds Rate Notes

Federal Funds Rate Notes will bear interest at the interest rates, calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any, and subject to the minimum interest rate and the maximum interest rate, if any, specified in the Federal Funds Rate Notes and in the applicable pricing supplement.

Unless the applicable pricing supplement states otherwise, “Federal Funds Rate” means, for any Federal Funds Interest Determination Date, the rate on that day for federal funds as published in H.15(519) under the heading “Federal Funds (Effective)” as displayed on Moneyline Telerate, Inc. or any successor service on page 120 or any other page as may replace the applicable page on that service (“Telerate Page 120”). A “Federal Funds Interest Determination Date” means an Interest Determination Date for a Federal Funds Rate Note.

Unless the applicable pricing supplement states otherwise, the following procedures will be followed if the Federal Funds Rate cannot be determined as described above:

•	If the above rate is not published by 3:00 p.m., New York City time, on the Calculation Date, the Federal Funds Rate will be the rate on the applicable Federal Funds Interest Determination Date as published in the H.15 Daily Update, or another recognized electronic source used for displaying such rate, under the heading “Federal Funds/(Effective).”

•	If that rate is not yet published in either H.15(519) or H.15 Daily Update or another recognized electronic source used for displaying such rate by 3:00 p.m., New York City time, on the Calculation Date, the calculation agent will determine the Federal Funds Rate to be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar Federal Funds arranged by each of three leading brokers of U.S. dollar Federal Funds transactions in New York City, which may include an agent or its affiliates, selected by the calculation agent, after consultation with us, before 9:00 a.m., New York City time, on that Federal Funds Interest Determination Date.

•	If the brokers selected by the calculation agent are not quoting as described in the previous bullet point, the Federal Funds Rate in effect immediately before that Federal Funds Interest Determination Date will not change and will remain the Federal Funds Rate in effect on that Federal Funds Interest Determination Date.

LIBOR Notes

LIBOR Notes will bear interest at the interest rates, calculated with reference to the London interbank offered rate, commonly referred to as “LIBOR,” and the Spread and/or Spread Multiplier, if any, and subject to the minimum interest rate and the maximum interest rate, if any, specified in the LIBOR Notes and in the applicable pricing supplement.

Unless the applicable pricing supplement states otherwise, LIBOR for each LIBOR Interest Determination Date will be determined by the calculation agent by reference to the display on Moneyline Telerate Inc., or any successor service, on Page 3750, or any other page as may replace that page on that service, for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency (“LIBOR Telerate”). A “LIBOR Interest Determination Date” means an Interest Determination Date for a LIBOR Note. The “Index Currency” means the currency specified in the applicable pricing supplement as the currency for which LIBOR will be calculated, or, if the euro is substituted for that currency, the Index Currency will be the euro. If no currency is specified in the applicable pricing supplement, the Index Currency will be U.S. dollars.

•	As of the LIBOR Interest Determination Date, LIBOR will be the rate for deposits in the Index Currency having the Index Maturity specified in the applicable pricing supplement, commencing on the applicable Interest Reset Date, that appears on LIBOR Telerate as of 11:00 a.m., London time, on that LIBOR Interest Determination Date.

•	If no rate appears, then the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, after consultation with us, to provide the calculation agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity specified in the applicable pricing supplement, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that LIBOR Interest Determination Date and in a principal amount that is representative of a single transaction in that Index Currency in that market at that time. If at least two quotations are provided, LIBOR determined on that LIBOR Interest Determination Date will be the arithmetic mean of those quotations.

•	If fewer than two quotations are provided, LIBOR will be determined for the applicable Interest Reset Date as the arithmetic mean of the rates quoted at approximately 11:00 a.m., London time, or some other time specified in the applicable pricing supplement, in the applicable principal financial center for the country of the Index Currency on that Interest Determination Date, by three major banks in that principal financial center selected by the calculation agent, after consultation with us, for loans in the Index Currency to leading European banks, having the Index Maturity specified in the applicable pricing supplement and in a principal amount that is representative of a single transaction in that Index Currency in that market at that time.

•	If the banks so selected by the calculation agent are not quoting as described in the previous bullet point, LIBOR in effect immediately before such LIBOR Interest Determination Date will not change and will remain the LIBOR in effect on such LIBOR Interest Determination Date.

If the applicable pricing supplement states that LIBOR for each LIBOR Interest Determination Date will be determined by the calculation agent by reference to the display on the Reuters Monitor Money Rates Service, on the page specified in that pricing supplement, or any other page on any designated successor service, for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency (“LIBOR Reuters”), then the first bullet point of the previous paragraph will be replaced with the following:

•	As of the LIBOR Interest Determination Date, LIBOR will be the arithmetic mean of the offered rates for deposits in the Index Currency having the Index Maturity specified in that pricing supplement, commencing on the applicable Interest Reset Date, that appear on LIBOR Reuters as of 11:00 a.m., London time, on that LIBOR Interest Determination Date, if at least two offered rates appear on LIBOR Reuters; provided, however, that if LIBOR Reuters by its terms provides for only a single rate, that single offered rate will be used.

If fewer than two rates appear or no rates appear, as applicable, then LIBOR shall be calculated as described in the last three bullet points in the previous paragraph.

Prime Rate Notes

Prime Rate Notes will bear interest at the interest rates, calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any, and subject to the minimum interest rate and the maximum interest rate, if any, specified in the Prime Rate Notes and in the applicable pricing supplement.

Unless the applicable pricing supplement states otherwise, “Prime Rate” means, for any Prime Interest Determination Date, the rate on such date as published in H.15(519) under the heading “Bank Prime Loan.” A “Prime Interest Determination Date” means an Interest Determination Date for a Prime Rate Note.

Unless the applicable pricing supplement states otherwise, the following procedures will be followed if the Prime Rate cannot be determined as described above:

•	If the rate is not published before 3:00 p.m., New York City time, on the Calculation Date, then the Prime Rate will be the rate on such Prime Interest Determination Date as published in the H.15 Daily Update or another recognized electronic source used for displaying such rate, under the heading “Bank Prime Loan.”

•	If the rate is not published before 3:00 p.m., New York City time, on the Calculation Date, in either H.15(519) or the H.15 Daily Update or another recognized electronic source used for displaying such rate, then the calculation agent will determine the Prime Rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME1 Page, as defined below, as that bank’s prime rate or base lending rate as in effect for that Prime Interest Determination Date.

•	If fewer than four rates appear on the Reuters Screen US PRIME1 Page on that Prime Interest Determination Date, then the calculation agent will determine the Prime Rate to be the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by 360, as of the close of business on that Prime Interest Determination Date by at least three major banks in New York City, which may include affiliates of an agent, selected by the calculation agent.

•	If the banks selected are not quoting as described in the previous bullet point, the Prime Rate in effect immediately before such Prime Interest Determination Date will not change and will remain the Prime Rate in effect on such Prime Interest Determination Date.

“Reuters Screen US PRIME1 Page” means the display designated as page “USPRIME1” on the Reuters Monitor Money Rates Service, or any successor service or any other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks.

Treasury Rate Notes

Treasury Rate Notes will bear interest at the interest rates, calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any, and subject to the minimum interest rate and the maximum interest rate, if any, specified in the Treasury Rate Notes and in the applicable pricing supplement.

Unless the applicable pricing supplement states otherwise, “Treasury Rate” means, with respect to any Treasury Interest Determination Date, the rate from the auction held on that date of direct obligations of the United States, which are commonly referred to as “Treasury bills,” having the Index Maturity specified in the applicable pricing supplement under the caption “Investment Rate” on the display on Moneyline Telerate, Inc., or any successor service on:

•	page 56, or any other page as may replace such page on such service (“Telerate Page 56”); or

•	page 57, or any other page as may replace such page on such service, (“Telerate Page 57”); or,

•	if not so published by 3:00 p.m., New York City time, on the related Calculation Date, the Bond Equivalent Yield, as defined below, of the rate for the Treasury bills as published in the H.15(519) Daily Update, or another recognized electronic source used for displaying such rate, under the heading “U.S. Government Securities/Treasury Bills/Auction High.”

A “Treasury Interest Determination Date” means an Interest Determination Date relating to a Treasury Rate Note.

Unless the applicable pricing supplement states otherwise, the following procedures will be followed if the Treasury Rate cannot be determined as described above:

•	If the above rate is not published by 3:00 p.m., New York City time, on the Calculation Date, the Treasury Rate will be the Bond Equivalent Yield of the auction rate of the applicable Treasury bills on that Treasury Interest Determination Date as announced by the United States Department of the Treasury.

•

In the event that the auction rate of Treasury bills having the Index Maturity specified in the applicable pricing supplement is not published or announced as provided above by 3:00 p.m., New York City time, on such Calculation Date, or if no auction is held on that Treasury Interest Determination Date, then the calculation agent will determine the Treasury Rate to be the Bond Equivalent Yield of the rate on that Treasury Interest Determination Date of Treasury bills having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption “U.S. Government Securities/Treasury Bills/Secondary Market” or, if not yet published by 3:00 p.m., New York City time, on the related Calculation Date, the rate on such Treasury Interest Determination Date of the applicable Treasury bills as published in the H.15 Daily Update under the caption “U.S. Government Securities/Treasury Bills/Secondary Market.” If that rate is not yet published in H.15(519) or the H.15 Daily Update or another recognized electronic source used for displaying such rate, then the Treasury Rate will be calculated by the calculation agent and will be the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on that Treasury Interest Determination Date, of three primary United States government securities dealers, which may include an agent or its affiliates, selected by the calculation agent for the issue of Treasury bills with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement.

•	If the dealers selected by the calculation agent are not quoting as described in the previous bullet point, the Treasury Rate in effect immediately before that Treasury Interest Determination Date will not change and will remain the Treasury Rate in effect on such Treasury Interest Determination Date.

“Bond Equivalent Yield” means a yield (expressed as a percentage) calculated as follows:

Bond Equivalent Yield  =       D  x  N         x 100

360 – (D x M)

where “D” refers to the applicable annual rate for the Treasury notes quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the interest period for which interest is being calculated.

Defeasance

The notes will be subject to defeasance in the manner described under the heading “Description of Debt Securities—Defeasance” in the accompanying prospectus.

Redemption at Our Option

If an initial redemption date is specified in the applicable pricing supplement, we may redeem the applicable notes prior to their stated maturity date at our option on any date on or after that initial redemption date in whole or from time to time in part in increments of authorized denominations, provided that any remaining principal amount of any note shall be at least an authorized denomination applicable to that note, at the applicable redemption price, as defined below, together with unpaid interest accrued on the notes to be redeemed to the date of redemption. We must give written notice to holders of the particular notes to be redeemed at our option not more than 60 nor less than 30 calendar days prior to the date of redemption. “Redemption price,” with respect to a note, means an amount equal to the initial redemption percentage specified in the applicable pricing supplement, as adjusted by the annual redemption percentage reduction, if applicable, multiplied by the unpaid principal amount of the note to be redeemed. The initial redemption percentage, if any, applicable to a note shall decline at each anniversary of the initial redemption date by an amount equal to the applicable annual redemption percentage reduction, if any, until the redemption price is equal to 100% of the unpaid principal amount of the note to be redeemed.

The notes will not be subject to, or entitled to the benefit of, any sinking fund.

Repayment at the Option of the Holder

If one or more optional repayment dates are specified in the applicable pricing supplement, holders of the applicable notes may require us to repay those notes prior to their stated maturity date on any optional repayment date in whole or from time to time in part in increments of authorized denominations specified in the applicable pricing supplement, provided that any remaining principal amount of any note shall be at least an authorized denomination applicable to that note, at a repayment price equal to 100% of the unpaid principal amount thereof to be repaid, together with unpaid interest accrued on the notes to be repaid to the date of repayment. A holder’s exercise of the repayment option will be irrevocable.

For any note to be repaid, the paying agent must receive, at its corporate trust office in Minneapolis, Minnesota, not more than 45 nor less than 30 calendar days prior to the date of repayment, the particular notes to be repaid and:

•	in the case of a certificated note, the form entitled “Option to Elect Repayment” duly completed; or

•	in the case of a global note, repayment instructions from the applicable beneficial owner to the depositary and forwarded by the depositary.

Only the depositary may exercise the repayment option in respect of global securities representing global notes. Accordingly, beneficial owners of global securities that desire to have all or any portion of the global notes represented thereby repaid must instruct the participant, as defined below, through which they own their interests, to direct the depositary to exercise the repayment option on their behalf by forwarding the repayment instructions to the trustee as specified above. In order to ensure that these instructions are received by the trustee on a particular day, the applicable beneficial owner must so instruct the participant through which it owns its interest before that participant’s deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners should consult their participants for the respective deadlines. All instructions given to participants from beneficial owners of global securities relating to the option to elect repayment shall be irrevocable. In addition, at the time repayment instructions are given, each beneficial owner shall cause the participant through which it owns its interest to transfer the beneficial owner’s interest in the global security representing the related global notes, on the depositary’s records, to the trustee. See “—Book-Entry System.”

If applicable, we will comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, and any other securities laws or regulations in connection with any repayment of notes at the option of the holders thereof.

We may at any time purchase notes at any price or prices in the open market or otherwise. Notes so purchased by us may, at our discretion, be held, resold or surrendered to the trustee for cancellation.

Extendible Notes

We may, from time to time, offer notes the maturity of which may be extended, either in whole or in part, at our option for one or more periods up to but not beyond the note’s final maturity. The specific terms for such extensions, including the date or dates on which the option can be exercised and whether the option can be exercised with respect to some but not all of the note’s outstanding principal balance, will be as set forth in the applicable note and pricing supplement.

Renewable Notes

We may, from time to time, offer notes the maturity of which may be renewed at the noteholder’s option for one or more specified periods up to but not beyond the note’s final maturity.

The specific terms of such renewal option, including the date or dates on which the option may be exercised and whether the option may be exercised with respect to some but not all of the note’s outstanding principal balance, will be as set forth in the applicable note and pricing supplement.

Settlement In Immediately Available Funds

Settlement for the notes will be made by the agents in immediately available funds. The notes will trade in the depositary’s settlement system until maturity. As a result, the depositary will require secondary trading activity in the notes to be settled in immediately available funds.

Book-Entry System

We have obtained the information in this section concerning DTC and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information. Certain of the information in this section with respect to DTC has been provided by it for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Upon issuance, all fixed rate notes that are global notes having the same issue date, interest rate, if any, maturity date and other terms, if any, will be represented by one or more global securities, and all floating rate notes that are global notes having the same issue date, initial interest rate, Base Rate, Interest Reset Period, Interest Payment Dates, Index Maturity, Spread and/or Spread Multiplier, if any, minimum interest rate, if any, maximum interest rate, if any, maturity date and other terms, if any, will be represented by one or more global securities. Each global security representing global notes will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Global notes will not be exchangeable for certificated notes, except as described below. Certificated notes will not be exchangeable for global notes and will not otherwise be issuable as global notes.

Ownership of beneficial interests in a global note will be limited to DTC participants and to persons or entities that may hold interests through institutions that have accounts with DTC (“participants”). Beneficial interests in a global note will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for such global note. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the notes will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.

DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in these securities through electronic book-entry changes in accounts of its participants. This electronic book-entry system eliminates the need for physical certificates. DTC’s participants include:

•	securities brokers and dealers, including the agents;

•	banks;

•	trust companies;

•	clearing corporations; and

•	certain other organizations, some of which, and/or their representatives, own DTC.

Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC’s book-entry system. The rules applicable to DTC and its participants are on file with the SEC.

Principal and interest payments on the global notes represented by a global security will be made to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the global notes represented by the global security for all purposes under the applicable indenture. Accordingly, we, the applicable trustee and the paying agent will have no responsibility or liability for:

•	any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a global note represented by a global security;

•	any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in a global note held through such participants; or

•	the maintenance, supervision or review of any of DTC’s records relating to such beneficial ownership interests.

DTC has advised us that upon receipt of any payment of principal of or interest on a global note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on DTC’s records. The applicable agent or agents will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global note will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in “street name,” and will be the sole responsibility of those participants. Beneficial owners may experience delays in receiving distributions on their notes since distributions will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owners’ accounts.

A global note can only be transferred:

•	as a whole by DTC to one of its nominees;

•	as a whole by a nominee of DTC to DTC or another nominee of DTC; or

•	as a whole by DTC or a nominee of DTC to a successor of DTC or a nominee of such successor.

Global notes represented by a global security can be exchanged for certificated notes in registered form only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for such global note and we do not appoint a successor depositary within 90 days after receiving such notice;

•	at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be so registered as a clearing agency;

•	we in our sole discretion determine that such global note will be exchangeable for certificated notes in registered form and notify the applicable trustee of our decision; or

•	an event of default with respect to the notes represented by such global note has occurred and is continuing.

A global note that can be exchanged under the previous sentence will be exchanged for certificated notes that are issued in authorized denominations in registered form for the same aggregate amount. These certificated notes will be registered in the names of the owners of the beneficial interests in such global note as directed by DTC.

So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the notes represented by that global note for all purposes under the indenture. Except as provided above, owners of beneficial interests in such global note will not be entitled to receive physical delivery of notes in certificated form and will not be considered the holders of the notes for any purpose under the applicable indenture, and no global notes represented by a global security will be exchangeable. Accordingly, each person or entity owning a beneficial interest in a global note must rely on the procedures of DTC, and if the person or entity is not a participant, on the procedures of the participant through which the person or entity owns its interest, to exercise any rights of a holder under the applicable indenture or that global note. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global note. In addition, book-entry notes may be more difficult to pledge because of the lack of a physical note.

We understand that under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global note desires to take any action which a holder is entitled to take under the applicable indenture, then DTC would authorize the participants holding the relevant beneficial interests to take such action and those participants would authorize the beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has provided the following information to us. DTC is:

•	a limited-purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the Exchange Act.

UNITED STATES FEDERAL TAXATION

The following summary discusses the principal U.S. federal income tax consequences of owning and disposing of the notes. This summary is based on current federal tax authorities, including the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, which we refer to in this prospectus supplement as the “OID Regulations,” concerning the treatment of debt instruments issued with original issue discount (“OID”) and other regulations issued under the Code, judicial authority and administrative rulings and practice. Any changes to these tax authorities may be applied retroactively and may adversely affect the tax consequences to holders.

This summary applies only to holders that:

•	purchase the notes in the original offering at the “issue price,” as defined below under

“—Tax Consequences to U.S. Holders—Notes Issued with OID”; and

•	hold the notes as “capital assets” as that term is defined in the Code.

It does not discuss all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, tax-exempt organizations, regulated investment companies, insurance companies, dealers in securities or foreign currencies, persons holding notes as a hedge against currency risks or as a position in a “straddle,” or persons whose functional currency is not the United States dollar. The applicable pricing supplement may contain additional tax considerations applicable to particular notes, including any indexed notes and notes denominated in a currency other than U.S. dollars. Persons considering the purchase of notes should consult their tax advisors regarding the federal income tax consequences in their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Federal Income Tax Consequences to U.S. Holders

The following is a general discussion of certain U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of the notes by a holder that is a U.S. person, or a “U.S. holder.” For purposes of this discussion, a U.S. holder means:

•	a citizen or resident of the United States;

•	a corporation, partnership or other business entity created or organized in or under the laws of the United States or any State or political subdivision thereof or therein (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or certain electing trusts that were in existence on August 19, 1996, and were treated as domestic trusts on that date.

An individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

Payments of Interest

Interest paid on a note, to the extent treated as “qualified stated interest,” as defined below, will generally be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of accounting. Special rules govern the treatment of interest paid with respect to notes with special features such as floating rate notes or indexed notes.

Notes Issued with OID

Unless the applicable pricing supplement states otherwise, we will not issue the notes with OID. For federal income tax purposes, OID is the excess of the stated redemption price at maturity of a note over its issue price. However, OID is assumed to be zero if such excess is less than a de minimis amount, generally,  1/4 of 1% of the note’s stated redemption price at maturity multiplied by the number of complete years to maturity. The “issue price” of each note, as used in this summary, equals the first price at which a substantial amount of such note has been sold to the public, ignoring sales to bond houses, brokers, or similar persons or organizations acting as underwriters, placement agents, or wholesalers. The “stated redemption price at maturity” of a note will equal the sum of all payments required under the note other than payments of “qualified stated interest.” “Qualified stated interest” is stated interest unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually during the entire term of the note at a single fixed rate or certain variable rates of interest and that takes into account the interval between stated interest payments.

A U.S. holder of a note issued with OID will be required to include any qualified stated interest payments in income in accordance with the holder’s method of accounting. A U.S. holder of such a note that matures more than one year from its date of issuance will be required to include OID in income as it accrues in accordance with a constant yield method, before the receipt of cash payments attributable to such income and regardless of that holder’s regular tax accounting method. Under the constant yield method, a holder of such a note generally will be required to include in income increasingly greater amounts of OID.

A “short-term OID note,” a note with a term of one year or less, will be treated as having been issued with OID because none of the interest will be treated as qualified stated interest. In general, a cash method U.S. holder of a short-term OID note is not required to accrue OID currently unless it elects to do so. In general, an accrual method U.S. holder of a short-term OID note is required to include the OID in income currently as it accrues. Accrual method U.S. holders, and cash method U.S. holders who elect to include OID in income currently, must recognize such OID income on a straight-line basis unless the holder elects to accrue the OID under a constant yield method. For cash method U.S. holders who do not include OID in income currently, any gain realized on the sale, exchange or retirement of a short-term OID note will be ordinary income to the extent of the accrued OID. In addition, such cash method U.S. holders will be required to defer deductions for certain interest paid on indebtedness related to purchasing or carrying short-term OID notes until such OID is included in such holder’s income.

Certain of the notes may be redeemed at our option or repaid at the holder’s option before maturity. Notes containing either feature may be subject to rules that differ from the general rules discussed herein. Purchasers of notes with such features should carefully examine the applicable pricing supplement with respect to such features since the tax consequences with respect to OID will depend on the particular terms of the note.

Variable Rate Notes

A “variable rate note” is a note that has an issue price that does not exceed the total noncontingent principal payments by more than the lesser of:

•	the product of

•	the total noncontingent principal payments,

•	the number of complete years to maturity, and

•	.015; or

•	15 percent of the total noncontingent principal payments,

and does not provide for any stated interest other than stated interest compounded or paid at least annually at a variable rate meeting a number of technical criteria. The rules for determining whether a variable rate meets these requirements are extremely complex. However, CD Rate Notes, Commercial Paper Rate Notes, EURIBOR Notes, Federal Funds Rate Notes, LIBOR Notes, Prime Rate Notes, Treasury Rate Notes, and CMT Rate Notes generally will be treated as meeting the requirements, thereby qualifying as variable rate notes. If a floating rate note or an indexed note is not a variable rate note, the applicable pricing supplement will disclose the tax consequences with respect to the note.

If a note qualifies as a variable rate note, the OID Regulations specify rules for determining the amount of qualified stated interest and the amount and accrual of any OID. In general, the stated interest on a variable rate note is treated as qualified stated interest. The amount and accrual of any OID generally is determined by assuming the variable rate note bears interest at a fixed rate equal to the variable rate in effect on the date the note was issued.

Treatment of Dispositions of Notes

Upon the sale, exchange, retirement or other taxable disposition of a note, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized on such disposition and the U.S. holder’s adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest, or in the case of a note issued with OID, qualified stated interest, on the note, which will be taxable as such unless previously taken into account. A U.S. holder’s adjusted tax basis in a note generally will equal the cost of the note to such holder, increased by the amount of any OID previously included in income by the holder and reduced by any payments that do not constitute qualified stated interest, such as principal payments.

Gain or loss realized on the sale, exchange or retirement of a note generally will be capital gain or loss and will be long-term capital gain or loss if the note has been held for more than one year at the time of such sale, exchange or retirement. Net long-term capital gain is currently taxed at a lower rate than ordinary income for certain noncorporate taxpayers. The distinction between capital gain or loss and ordinary income or loss is also relevant for other purposes, including limitations on the deductibility of capital losses.

U.S. Tax Consequences to Non-U.S. Holders

The following is a general discussion of the U.S. federal income and estate tax consequences of the purchase, beneficial ownership and disposition of notes by a holder that is not a U.S. person, or a “non-U.S. holder.” For purposes of the following discussion, any interest income and any gain realized on the sale, exchange or other disposition of the notes will be considered “U.S. trade or business income” if such interest income or gain is (i) effectively connected with the conduct of a trade or business in the United States, or (ii) in the case of a treaty resident, attributable to a permanent establishment (or in the case of an individual, to a fixed base) in the United States.

Treatment of Interest

A non-U.S. holder will not be subject to U.S. federal income or withholding tax in respect of interest income on the notes if each of the following requirements is satisfied:

•	The interest is not U.S. trade or business income.

•

The non-U.S. holder provides to us or our paying agent an appropriate statement on an IRS Form W-8BEN (or suitable substitute form), together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. holder and stating, among other things, that the non-U.S. holder is not a U.S. person. If a note is held through a securities clearing organization, bank or another financial institution that holds customers’ securities in the ordinary course of its trade or business, this requirement is satisfied if (i) the non-U.S. holder provides such a form to the organization or institution, and (ii) the organization or institution, under penalties of perjury, certifies to us that it has received such a form from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy.

•	The interest is not contingent interest under Code Section 871(h)(4)(A).

•	The non-U.S. holder does not actually or constructively own 10% or more of the voting power of our stock.

•	The non-U.S. holder is not a “controlled foreign corporation” that is actually or constructively related to us.

To the extent these conditions are not met, a 30% withholding tax will apply to interest income on the notes, unless one of the following two exceptions is satisfied. The first exception is that an applicable income tax treaty reduces or eliminates such tax, and a non-U.S. holder claiming the benefit of that treaty provides to us or our paying agent a properly executed IRS Form W-8BEN (or substitute form). The second exception is that the interest is U.S. trade or business income and the non-U.S. holder provides an appropriate statement to that effect on an IRS Form W-8ECI (or substitute form). In the case of the second exception, such non-U.S. holder generally will be subject to U.S. federal income tax with respect to all income from the notes in the same manner as U.S. holders, as described above. Additionally, in such event, non-U.S. holders that are corporations could be subject to a branch profits tax on such income. Special procedures contained in Treasury Regulations may apply to payments on notes held by partnerships, trusts, and intermediaries. We urge prospective non-U.S. holders to consult their own tax advisors for information on the impact of these withholding regulations.

Treatment of Dispositions of Notes

Generally, a non-U.S. holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange, retirement or other disposition of a note unless:

•	such holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition and certain other conditions are met, or

•	the gain is U.S. trade or business income.

Treatment of Notes for U.S. Federal Estate Tax Purposes

A note held, or treated as held, by an individual who is a non-U.S. holder at the time of his or her death will not be subject to U.S. federal estate tax, provided the non-U.S. holder does not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock and payments of interest on such notes would not have been considered U.S. trade or business income.

U.S. Information Reporting Requirements and Backup Withholding Tax

When required, we will report to the holders of the notes and the IRS amounts paid on or with respect to the notes and the amount of any tax withheld from such payments.

Certain non-corporate U.S. holders may be subject to backup withholding at a rate equal to the fourth lowest rate of income tax applicable to unmarried individuals. This rate is currently 28%. In general, backup withholding will apply to a U.S. holder only if the U.S. holder:

•	fails to furnish its Taxpayer Identification Number, or TIN, which for an individual would be his or her Social Security Number;

•	furnishes an incorrect TIN;

•	is notified by the IRS that it has failed to properly report payments of interest and dividends; or

•	under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments.

A U.S. holder will be eligible for an exemption from withholding by providing a properly completed IRS Form W-9 (or substitute form) to us or our paying agent.

A non-U.S. holder that provides an IRS Form W-8BEN (or substitute form), together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. holder and stating that the non-U.S. holder is not a U. S. person, will not be subject to IRS reporting requirements and U.S. backup withholding, provided that neither we nor our paying agent have actual knowledge that the holder is a U.S. person or otherwise does not satisfy the requirements for an exemption.

Information reporting and backup withholding requirements with respect to the payment of the proceeds from the disposition of a note by a non-U.S. holder are as follows:

•	If the proceeds are paid to or through the U.S. office of a broker, they generally will be subject to information reporting and backup withholding at the rate described above. However, no such reporting and withholding is required if: (i) the holder either certifies as to its status as a non-U.S. holder under penalties of perjury on an IRS Form W-8BEN (or suitable substitute form) or otherwise establishes an exemption, and (ii) the broker does not have actual knowledge to the contrary.

•	If the proceeds are paid to or through a foreign office of a broker that is not a U.S. person or a “U.S. related person,” as defined below, they will not be subject to backup withholding or information reporting.

•	If the proceeds are paid to or through a foreign office of a broker that is either a U.S. person or a “U.S. related person,” they generally will be subject to information reporting. However, no such reporting is required if (i) the holder certifies as to its status as a non-U.S. holder under penalties of perjury or the broker has certain documentary evidence in its files as to the non-U.S. holder’s foreign status, and (ii) the broker has no actual knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a U.S. person or U.S. related person, absent actual knowledge that the payee is a U.S. person.

For purposes of this paragraph, a “U.S. related person” is:

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income during a specified three-year period is effectively connected with the conduct of a U.S. trade or business; or

•	a foreign partnership if one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interest of the partnership or if the partnership is engaged in the conduct of a U.S. trade or business.

Backup withholding is not an additional tax and may be refunded or credited against the holder’s U.S. federal income tax liability, provided that certain required information is furnished. The information reporting requirements may apply regardless of whether withholding is required. Copies of the information returns reporting such interest and withholding may be made available to the tax authorities in foreign countries under the provisions of a tax treaty or agreement.

The federal tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their own tax advisors with respect to the tax consequences to them of the beneficial ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We are offering the notes on a continuing basis through Morgan Stanley & Co. Incorporated, Banc One Capital Markets, Inc., Bear, Stearns & Co. Inc., Citigroup Global Markets Inc., Credit Suisse First Boston LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Wells Fargo Brokerage Services, LLC, which we refer to individually as an “agent” and together as the “agents,” who have agreed to use their reasonable efforts to solicit purchases of the notes. We will have the sole right to accept offers to purchase the notes, and we may reject any offer in whole or in part. Each agent may reject, in whole or in part, any offer it solicited to purchase notes. Unless otherwise specified in the applicable pricing supplement and except as set forth below, we will pay an agent, in connection with sales of these notes resulting from a solicitation that that agent made or an offer to purchase that that agent received, a commission ranging from .125% to .750% of the principal amount of the notes to be sold, or at a percentage negotiated at the time of sale.

We may also sell the notes to an agent as principal for its own account at discounts to be agreed upon at the time of sale. That agent may resell the notes to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as that agent determines and as we will specify in the applicable pricing supplement. Unless the applicable pricing supplement states otherwise, any notes sold to agents as principals will be purchased at a price equal to 100% of the principal amount less a discount that will equal the applicable commission on an agency sale of notes of the same maturity. An agent may offer the notes it has purchased as principal to other dealers. The agent may sell the notes to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any other dealer will not be in excess of the discount that agent will receive from us. After the initial public offering of notes that an agent is to resell on a fixed public offering price basis, the agent may change the public offering price and discount.

We may arrange for notes to be sold through agents or may sell notes directly to investors on our own behalf or through affiliated entities, such as Wells Fargo Brokerage Services, LLC. No commissions will be paid on notes sold directly by us. We may accept offers to purchase notes through additional agents and may appoint additional agents to solicit offers to purchase notes. Any other agents will be named in the applicable pricing supplement.

One of our wholly-owned subsidiaries, Wells Fargo Brokerage Services, LLC, may help place some of the notes. If this occurs, the placement will comply with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. and will be made under an agreement between us and Wells Fargo Brokerage Services. This agreement will authorize Wells Fargo Brokerage Services to contact its existing customers, which are financial institutions and sophisticated investors, to inform them that the notes can be purchased from us. Wells Fargo Brokerage Services will forward any orders for such notes to us for acceptance. We will pay Wells Fargo Brokerage Services a commission at the same rate as the commissions we pay to the other agents.

Each of the agents may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933. We and the agents have agreed to indemnify each other against certain liabilities,

including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities. We have also agreed to reimburse the agents for specified expenses.

We estimate that we will spend approximately $975,000 for printing, rating agency, trustee and legal fees and other expenses allocable to the offering.

Unless otherwise provided in the applicable pricing supplement, we do not intend to apply for the listing of the notes on a national securities exchange, but have been advised by the agents that they intend to make a market for the notes, as applicable laws and regulations permit. The agents are not obligated to do so, however, and the agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for these notes.

The agents or their affiliates may be customers of, engage in transactions with and perform investment and/or commercial banking services for us in the ordinary course of business.

When an agent acts as principal for its own account, to facilitate the offering of the notes, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the agent may overallot in connection with any offering of the notes, creating a short position in the notes for its own account. In addition, to cover overallotments or to stabilize the price of the notes, the agent may bid for, and purchase, the notes in the open market. Finally, in any offering of the notes through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the notes in the offering if the syndicate repurchases previously distributed notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The agents are not required to engage in these activities, and may end any of these activities at any time.

CONCERNING THE TRUSTEES

From time to time, we and certain of our subsidiaries maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustees in the ordinary course of business. In addition, each of Citibank, N.A. and Bank One Trust Company, N.A. is an affiliate of an agent for the offering.

LEGAL OPINIONS

The validity of the notes will be passed upon for us by Mary E. Schaffner, who is our Senior Counsel, or another of our lawyers, and for the agents by Gibson, Dunn & Crutcher LLP. Gibson, Dunn & Crutcher LLP represents us and certain of our subsidiaries in other legal matters. Ms. Schaffner may rely on Gibson, Dunn & Crutcher LLP as to matters of New York law and as to certain matters of California law. The opinions of Ms. Schaffner and Gibson, Dunn & Crutcher LLP will be conditioned upon, and subject to certain assumptions regarding, future action that we and the applicable trustee are required to take in connection with the issuance and sale of any particular note, the specific terms of the notes and other matters which may affect the validity of the notes but which cannot be ascertained on the date of such opinions.

PROSPECTUS

WELLS FARGO & COMPANY

420 Montgomery Street

San Francisco, California 94163

(800) 411-4932

$17,200,000,000

Debt Securities

Preferred Stock

Depositary Shares

Purchase Contracts

Units

Securities Warrants

We may also issue common stock upon conversion, exchange or exercise of any of the securities listed above. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are our unsecured obligations and are not savings accounts, deposits or other obligations of any of our bank or nonbank subsidiaries and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

This prospectus is dated March 31, 2003.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Wells Fargo and Wells Fargo Capital VII, Wells Fargo Capital VIII, Wells Fargo Capital IX and Wells Fargo Capital X, or the trusts, filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, we may sell, either separately or together, debt securities, preferred stock, depositary shares, purchase contracts, units and securities warrants in one or more offerings. We may also issue common stock upon conversion, exchange or exercise of any of the securities mentioned above. The trusts may sell trust preferred securities representing undivided beneficial interests in the trusts to the public and common securities representing undivided beneficial interests in the trusts to us in one or more offerings.

This prospectus provides you with a general description of the debt securities, preferred stock, depositary shares, purchase contracts, units and securities warrants that we may issue. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Such prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the Securities and Exchange Commission, or SEC, web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange and Chicago Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060, and for further information on obtaining copies of our public filings at the Chicago Stock Exchange, you should call (312) 663-2423.

We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and/or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of

1934 after the initial filing of the registration statement that contains this prospectus and prior to the later of (1) the time that we sell all the securities offered by this prospectus and (2) the date that our broker-dealer subsidiaries cease offering securities in market-making transactions pursuant to this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2002, including information specifically incorporated by reference into our Form 10-K from our 2002 Annual Report to Stockholders and our definitive Proxy Statement for our 2003 Annual Meeting of Stockholders;

•	Current Reports on Form 8-K filed January 21, 2003 and March 5, 2003; and

•	the description of our common stock contained in the Current Report on Form 8-K filed October 14, 1997, including any amendment or report filed to update such description.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

Laurel A. Holschuh

Corporate Secretary

Wells Fargo & Company

Wells Fargo Center

MAC #N9305-173

Sixth and Marquette

Minneapolis, Minnesota 55479

Phone: (612) 667-8655

You should rely only on the information incorporated by reference or presented in this prospectus or the applicable prospectus supplement. Neither we, nor any underwriters or agents, have authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

THE COMPANY

Wells Fargo & Company is a diversified financial services company organized under the laws of the State of Delaware and registered as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956, as amended. As a diversified financial services organization, we own subsidiaries engaged in banking and a variety of related businesses. Our subsidiaries provide banking, insurance, investment, mortgage and consumer finance services through stores, the internet and other distribution channels throughout North America and elsewhere internationally.

We are a separate and distinct legal entity from our banking and other subsidiaries. Our principal source of funds to pay dividends on our common and preferred stock and debt service on our debt is dividends from our subsidiaries. Various federal and state statutes and regulations limit the amount of dividends that our banking and other subsidiaries may pay to us without regulatory approval.

When we refer to “Wells Fargo,” “our company,” “we,” “our” and “us” in this prospectus under the headings “The Company” and “Ratios of Earnings to Fixed Charges and to Fixed Charges and Preferred Stock Dividends,” we mean Wells Fargo & Company and its subsidiaries unless the context indicates otherwise. When such terms are used elsewhere in this prospectus, we refer only to Wells Fargo & Company unless the context indicates otherwise.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the offered securities will be added to our general funds and will be available for general corporate purposes, including:

•	investments in or advances to our existing or future subsidiaries;

•	repayment of obligations that have matured; and

•	reducing our outstanding commercial paper and other debt.

Until the net proceeds have been used, they will be invested in short-term securities.

RATIOS OF EARNINGS TO FIXED CHARGES AND TO FIXED CHARGES

AND PREFERRED STOCK DIVIDENDS

	Fiscal Year Ended December 31,
	1998	1999	2000	2001	2002
Ratio of Earnings to Fixed Charges:

Excluding interest on deposits	2.51	3.29	2.67	2.64	4.96
Including interest on deposits	1.62	2.07	1.82	1.79	3.13

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends:

Excluding interest on deposits	2.45	3.22	2.65	2.62	4.95
Including interest on deposits	1.60	2.05	1.81	1.79	3.13

•	The ratio of earnings to fixed charges is calculated as follows:

(income before income taxes) + (fixed charges) – (capitalized interest)

(fixed charges)

•	The ratio of earnings to fixed charges and preferred stock dividends is calculated as follows:

      (income before income taxes) + (fixed charges) – (capitalized interest)

(fixed charges) + (pretax earnings required to cover preferred stock dividends)

•	Pretax earnings required to cover preferred stock dividends are calculated as follows:

        preferred stock dividends

1 – (our effective income tax rate)

•	Fixed charges, excluding interest on deposits, consist of

•	interest on short-term borrowings and long-term debt,
•	amortization of debt expense,
•	capitalized interest, and
•	one-third of net rental expense, which we believe is representative of the interest factor.

•	Fixed charges, including interest on deposits, consist of all of the items listed immediately above plus interest on deposits.

We have included these computations in compliance with SEC regulations. However, we believe that the fixed charge ratios are not meaningful measures for our business due to two factors. First, even if our net income did not change, our ratios would decline if the proportion of our income that is tax-exempt increased. Conversely, our ratios would increase if the proportion of our income that is tax-exempt decreased. Second, even if our net income did not change, our ratios would decline if our interest income and interest expense increased by the same amount due to an increase in the level of interest rates. Conversely, our ratios would increase if our interest income and interest expense decreased by the same amount due to a decrease in the level of interest rates.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of our debt securities, which could be senior debt securities or subordinated debt securities. The prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement and any general terms outlined in this section that will not apply to those debt securities.

The senior debt securities will be issued under a senior indenture between us and the senior trustee named in the applicable prospectus supplement and the subordinated debt securities will be issued under a subordinated indenture between us and the subordinated trustee named in the applicable prospectus supplement.

We have summarized the material terms and provisions of the senior and subordinated indentures in this section. We have also filed the form of each of these indentures as exhibits to the registration statement. You should read the applicable indenture for additional information before you buy any debt securities. The summary that follows includes references to section numbers of these indentures so that you can more easily locate these provisions.

General

The debt securities will be our direct unsecured obligations. Neither of the indentures limits the amount of debt securities that we may issue. Both indentures permit us to issue debt securities from time to time and debt securities issued under an indenture will be issued as part of a series that has been established by us under such indenture. (Section 301)

The senior debt securities will be unsecured and will rank equally with all of our other unsecured Senior Debt, as defined under “—Subordination” below. The subordinated debt securities will be unsecured and will rank equally with all of our other subordinated debt securities and, together with such other subordinated debt securities, will be subordinated to all of our existing and future Senior Debt. See “—Subordination” below.

The debt securities are our unsecured senior or subordinated debt securities, as the case may be, but our assets consist primarily of equity in our subsidiaries. As a result, our ability to make payments on our debt securities depends on our receipt of dividends, loan payments and other funds from our subsidiaries. In addition, if any of our subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets. Our rights and the rights of our creditors, including your rights as an owner of our debt securities, will be subject to that prior claim, unless we are also a direct creditor of that subsidiary. This subordination of creditors of a parent company to prior claims of creditors of its subsidiaries is commonly referred to as structural subordination.

A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to the offering. (Section 301) These terms will include some or all of the following:

•	the title and type of the debt securities;

•	any limit on the total principal amount of the debt securities of that series;

•	the price at which the debt securities will be issued;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	the maturity date or dates of the debt securities or the method by which those dates can be determined;

•	if the debt securities will bear interest:

•	the interest rate on the debt securities or the method by which the interest rate may be determined;
•	the date from which interest will accrue;
•	the record and interest payment dates for the debt securities;
•	the first interest payment date; and
•	any circumstances under which we may defer interest payments;

•	if the amount of principal or interest payable on the debt securities will be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices, information as to such currencies, securities, commodities or indices;

•	any terms on which the debt securities may be optionally or mandatorily converted or exchanged into or for stock or other securities of an entity unaffiliated with us, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may make the conversion or the exchange;

•	the place or places where:

•	we can make payments on the debt securities;
•	the debt securities can be surrendered for registration of transfer or exchange; and
•	notices and demands can be given to us relating to the debt securities and under the applicable indenture;

•	any optional redemption provisions that would permit us or the holders of debt securities to elect redemption of the debt securities before their final maturity;

•	any sinking fund provisions that would obligate us to redeem the debt securities before their final maturity;

•	whether the debt securities will be convertible into shares of common stock, shares of preferred stock or depositary shares and, if so, the terms and conditions of any such conversion, and, if convertible into shares of preferred stock or depositary shares, the terms of such preferred stock or depositary shares;

•	if the debt securities will be issued in bearer form, the terms and provisions contained in the bearer securities and in the applicable indenture specifically relating to the bearer securities;

•	the currency or currencies in which the debt securities will be denominated and payable, if other than U.S. dollars and, if a composite currency, any special provisions relating thereto;

•	any circumstances under which the debt securities may be paid in a currency other than the currency in which the debt securities are denominated and any provisions relating thereto;

•	whether the provisions described below under the heading “—Defeasance” apply to the debt securities;

•	any events of default which will apply to the debt securities in addition to those contained in the applicable indenture;

•	any additions or changes to the covenants contained in the applicable indenture and the ability, if any, of the holders to waive our compliance with those additional or changed covenants;

•	whether all or part of the debt securities will be issued in whole or in part as temporary or permanent global securities and, if so, the depositary for those global securities and a description of any book-entry procedures relating to the global securities—a “global security” is a debt security that we issue in accordance with the applicable indenture to represent all or part of a series of debt securities;

•	if we issue temporary global securities, any special provisions dealing with the payment of interest and any terms relating to the ability to exchange interests in a temporary global security for interests in a permanent global security or for definitive debt securities;

•	the identity of the security registrar and paying agent for the debt securities if other than the applicable trustee;

•	any special tax implications of the debt securities;

•	any special provisions relating to the payment of any additional amounts on the debt securities;

•	the terms of any securities being offered together with or separately from the debt securities; and

•	any other terms of the debt securities.

When we use the term “holder” in this prospectus with respect to a registered debt security, we mean the person in whose name such debt security is registered in the security register. (Section 101)

Payment; Exchange; Transfer

We will designate a place of payment where holders can receive payment of the principal of and any premium and interest on the debt securities. Even though we will designate a place of payment, we may elect to pay any interest on the debt securities by mailing a check to the person listed as the owner of the debt securities in the security register or by wire transfer to an account designated by that person in writing not less than ten days before the date of the interest payment. Unless we state otherwise in the applicable prospectus supplement, we will pay interest on a debt security:

•	on an interest payment date, to the person in whose name that debt security is registered at the close of business on the record date relating to that interest payment date; and

•	on the date of maturity or earlier redemption or repayment, to the person who surrenders the debt security at the office of our appointed paying agent. (Sections 307, 1002)

Any money that we pay to a paying agent for the purpose of making payments on the debt securities and that remain unclaimed two years after the payments were due will, at our request, be returned to us and after that time any holder of a debt security can only look to us for the payments on the debt security. (Section 1003)

Any debt securities of a series can be exchanged for other debt securities of that series so long as the other debt securities are denominated in authorized denominations and have the same aggregate principal amount and same terms as the debt securities that were surrendered for exchange. The debt securities may be presented for registration of transfer, duly endorsed or accompanied by a satisfactory written instrument of transfer, at the office or agency maintained by us for that purpose in a place of payment. There will be no service charge for any registration of transfer or exchange of the debt securities, but we may require holders to pay any tax or other governmental charge payable in connection with a transfer or exchange of the debt securities. (Sections 305, 1002) If the applicable prospectus supplement refers to any office or agency, in addition to the security registrar, initially designated by us where holders can surrender the debt securities for registration of transfer or exchange, we may at any time rescind the designation of any such office or agency or approve a change in the location. However, we will be required to maintain an office or agency in each place of payment for that series. (Section 1002)

Denominations

Unless we state otherwise in the applicable prospectus supplement, the debt securities will be issued only in registered form, without coupons, in denominations of $1,000 each or multiples of $1,000.

Bearer Debt Securities

If we ever issue bearer debt securities, the applicable prospectus supplement will describe all of the special terms and provisions of debt securities in bearer form, and the extent to which those special terms and provisions are different from the terms and provisions which are described in this prospectus, which generally apply to debt securities in registered form, and will summarize provisions of the applicable indenture that relate specifically to bearer debt securities.

Original Issue Discount

Debt securities may be issued under the indentures as original issue discount securities and sold at a substantial discount below their stated principal amount. If a debt security is an original issue discount security, that means that an amount less than the principal amount of the debt security will be due and payable upon a declaration of acceleration of the maturity of the debt security under the applicable indenture. (Section 101) The applicable prospectus supplement will describe the federal income tax consequences and other special factors you should consider before purchasing any original issue discount securities.

Covenants Contained in Indentures

Except as otherwise set forth in the next sentence, the senior indenture:

•	prohibits us and our subsidiaries from selling, pledging, assigning or otherwise disposing of shares of capital stock, or securities convertible into capital stock, of any Principal Subsidiary Bank or of any subsidiary owning, directly or indirectly, any capital stock of a Principal Subsidiary Bank; and

•	prohibits any Principal Subsidiary Bank from issuing any shares of its capital stock or securities convertible into its capital stock.

This restriction does not apply to:

•	sales, pledges, assignments or other dispositions or issuances of directors’ qualifying shares;

•	sales, pledges, assignments or other dispositions or issuances, so long as, after giving effect to the disposition and to the issuance of any shares issuable upon conversion or exchange of securities convertible or exchangeable into capital stock, we would own directly or through one or more of our subsidiaries not less than 80% of the shares of each class of capital stock of the applicable Principal Subsidiary Bank;

•	sales, pledges, assignments or other dispositions or issuances made in compliance with an order or direction of a court or regulatory authority of competent jurisdiction; or

•	sales of capital stock by any Principal Subsidiary Bank to its stockholders so long as before the sale we own directly or indirectly shares of the same class and the sale does not reduce the percentage of the shares of that class of capital stock owned by us. (Section 1005 of the senior indenture)

When we use the term “subsidiary” in this section, we mean any corporation of which we own more than 50% of the outstanding shares of voting stock, except for directors’ qualifying shares, directly or through one or more of our other subsidiaries. Voting stock is stock that is entitled in the ordinary course to vote for the election of a majority of the directors of a corporation and does not include stock that is entitled to so vote only as a result of the happening of certain events.

When we use the term “Principal Subsidiary Bank” above, we mean any commercial bank or trust company organized in the United States under Federal or state law of which we own at least a majority of the shares of voting stock directly or through one or more of our subsidiaries if such commercial bank or trust company has total assets, as set forth in its most recent statement of condition, equal to more than 10% of our total consolidated assets, as set forth in our most recent financial statements filed with the SEC under the Exchange Act. (Section 101 of the senior indenture) As of the date hereof, our Principal Subsidiary Banks are Wells Fargo Bank Minnesota, National Association, and Wells Fargo Bank, National Association.

The subordinated indenture does not contain the restriction described above.

Neither of the indentures contains restrictions on our ability to:

•	incur, assume or become liable for any type of debt or other obligation;

•	create liens on our property for any purpose; or

•	pay dividends or make distributions on our capital stock or repurchase or redeem our capital stock.

The indentures do not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the indentures do not contain any provisions which would require us to repurchase or redeem or modify the terms of any of the debt securities upon a change of control or other event involving us which may adversely affect the creditworthiness of the debt securities.

Consolidation, Merger or Sale

Each of the indentures generally permits a consolidation or merger between us and another entity. They also permit the sale or transfer by us of all or substantially all of our property and assets. These transactions are permitted if:

•	the resulting or acquiring entity, if other than us, is organized and existing under the laws of a domestic jurisdiction and assumes all of our responsibilities and liabilities under the applicable indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the applicable indenture; and

•	immediately after the transaction, and giving effect to the transaction, no event of default under the applicable indenture exists. (Section 801)

If we consolidate or merge with or into any other entity or sell or lease all or substantially all of our assets according to the terms and conditions of the indentures, the resulting or acquiring entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. As a result, such successor entity may exercise our rights and powers under the indentures, in our name and, except in the case of a lease of all or substantially all of our properties, we will be released from all our liabilities and obligations under the indentures and under the debt securities. (Section 802)

Modification and Waiver

Under each of the indentures, certain of our rights and obligations and certain of the rights of holders of the debt securities may be modified or amended with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding debt securities of all series of debt securities affected by the modification or amendment, acting as one class. However, the following modifications and amendments will not be effective against any holder without its consent:

•	a change in the stated maturity date of any payment of principal or interest;

•	a reduction in payments due on the debt securities;

•	a change in the place of payment or currency in which any payment on the debt securities is payable;

•	a limitation of a holder’s right to sue us for the enforcement of payments due on the debt securities;

•	a reduction in the percentage of outstanding debt securities required to consent to a modification or amendment of the applicable indenture or required to consent to a waiver of compliance with certain provisions of the applicable indenture or certain defaults under the applicable indenture;

•	a reduction in the requirements contained in the applicable indenture for quorum or voting;

•	a limitation of a holder’s right, if any, to repayment of debt securities at the holder’s option;

•	in the case of subordinated debt securities convertible into common stock, a limitation of any right to convert the subordinated debt securities; and

•	a modification of any of the foregoing requirements contained in the applicable indenture. (Section 902)

Under each of the indentures, the holders of at least a majority of the aggregate principal amount of the outstanding debt securities of all series of debt securities affected by a particular covenant or condition, acting as one class, may, on behalf of all holders of such series of debt securities, waive compliance by us with any covenant or condition contained in the applicable indenture unless we specify that such covenant or condition cannot be so waived at the time we establish the series. The senior indenture provides that compliance with the covenant relating to Principal Subsidiary Banks described above under “—Covenants Contained in Indentures” can be waived in this manner. (Section 1008 of the senior indenture, Section 1005 of the subordinated indenture)

In addition, under each of the indentures, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series of debt securities may, on behalf of all holders of that series, waive any past default under the applicable indenture, except:

•	a default in the payment of the principal of or any premium or interest on any debt securities of that series; or

•	a default under any provision of the applicable indenture which itself cannot be modified or amended without the consent of the holders of each outstanding debt security of that series. (Section 513)

Events of Default

Unless otherwise specified in the applicable prospectus supplement, an “event of default,” when used in the senior indenture with respect to any series of senior debt securities, means any of the following:

•	failure to pay interest on any senior debt security of that series for 30 days after the payment is due;

•	failure to pay the principal of or any premium on any senior debt security of that series when due;

•	failure to deposit any sinking fund payment on senior debt securities of that series when due;

•	failure to perform any of the covenants regarding capital stock of Principal Subsidiary Banks described above under “—Covenants Contained in Indentures”;

•	failure to perform any other covenant in the senior indenture that applies to senior debt securities of that series for 90 days after we have received written notice of the failure to perform in the manner specified in the senior indenture;

•	certain events in bankruptcy, insolvency or reorganization; or

•	any other event of default that may be specified for the senior debt securities of that series when that series is created. (Section 501 of the senior indenture)

Unless otherwise specified in the applicable prospectus supplement, an “event of default,” when used in the subordinated indenture with respect to any series of subordinated debt securities, means any of the following:

•	certain events in bankruptcy, insolvency or reorganization; or

•	any other event of default that may be specified for the subordinated debt securities of that series when that series is created. (Section 501 of the subordinated indenture)

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series can, subject to conditions, rescind the declaration. (Sections 502, 513) Unless we state otherwise in the applicable prospectus supplement, the holders of subordinated debt securities will not have the right to accelerate the payment of principal of the subordinated debt securities as a result of our failure to perform any covenant or agreement contained in the subordinated debt securities or the subordinated indenture.

The prospectus supplement relating to a series of debt securities which are original issue discount securities will describe the particular provisions that relate to the acceleration of maturity of a portion of the principal amount of the series when an event of default occurs and continues.

Each of the indentures requires us to file an officers’ certificate with the applicable trustee each year that states, to the knowledge of the certifying officer, whether or not any defaults exist under the terms of the applicable indenture. (Section 1007 of the senior indenture, Section 1004 of the subordinated indenture). The trustee may withhold notice to the holders of debt securities of any default, except defaults in the payment of principal, premium, interest or any sinking fund installment, if it considers the withholding of notice to be in the best interests of the holders. For purposes of this paragraph, “default” means any event which is, or after notice or lapse of time or both would become, an event of default under the applicable indenture with respect to the debt securities of the applicable series. (Section 602)

Other than its duties in the case of a default, a trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request, order or direction of any holders, unless the holders offer that trustee reasonable indemnification. (Sections 601, 603) If reasonable indemnification is provided, then, subject to other rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series may, with respect to the debt securities of that series, direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; or

•	exercising any trust or power conferred upon the trustee. (Sections 512, 603)

The holder of a debt security of any series will have the right to begin any proceeding with respect to the applicable indenture or for any remedy only if:

•	the holder has previously given the trustee written notice of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request of, and offered reasonable indemnification to, the trustee to begin such proceeding;

•	the trustee has not started such proceeding within 60 days after receiving the request; and

•	the trustee has not received directions inconsistent with such request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series during those 60 days. (Section 507)

However, the holder of any senior debt security will have an absolute right to receive payment of principal of and any premium and interest on the senior debt security when due and to institute suit to enforce this payment, and the holder of any subordinated debt security will have, subject to the subordination provisions discussed below under “—Subordination,” the absolute right to receive payment of principal of and any premium and interest on the subordinated debt security when due in accordance with the subordinated indenture and to institute suit to enforce the payment. (Section 508)

Defeasance

Defeasance and Discharge. At the time that we establish a series of debt securities under the applicable indenture, we can provide that the debt securities of that series are subject to the defeasance and discharge provisions of that indenture. If we so provide, we will be discharged from our obligations on the debt securities of that series if:

•	we deposit with the applicable trustee, in trust, sufficient money or, if the debt securities of that series are denominated and payable in U.S. dollars only, Eligible Instruments, to pay the principal, any interest, any premium and any other sums due on the debt securities of that series, such as sinking fund payments, on the dates the payments are due under the applicable indenture and the terms of the debt securities;

•	we deliver to the applicable trustee an opinion of counsel that states that the holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if no deposit had been made; and

•	if the debt securities of that series are listed on any domestic or foreign securities exchange, the debt securities will not be delisted as a result of the deposit. (Section 403)

When we use the term “Eligible Instruments” in this section, we mean monetary assets, money market instruments and securities that are payable in dollars only and essentially risk free as to collection of principal and interest, including:

•	direct obligations of the United States backed by the full faith and credit of the United States; or

•	any obligation of a person controlled or supervised by and acting as an agency or instrumentality of the United States if the timely payment of the obligation is unconditionally guaranteed as a full faith and credit obligation by the United States. (Section 101)

In the event that we deposit money and/or Eligible Instruments in trust and discharge our obligations under a series of debt securities as described above, then:

•	the applicable indenture, including, in the case of subordinated debt securities, the subordination provisions contained in the subordinated indenture, will no longer apply to the debt securities of that series; however, certain obligations to compensate, reimburse and indemnify the trustee, to register the transfer and exchange of debt securities, to replace lost, stolen or mutilated debt securities, to maintain paying agencies and the trust funds and to pay additional amounts, if any, required as a result of U.S. withholding taxes imposed on payments to non-U.S. persons will continue to apply; and

•	holders of debt securities of that series can only look to the trust fund for payment of principal, any premium and any interest on the debt securities of that series. (Section 403)

Defeasance of Certain Covenants and Certain Events of Default. At the time that we establish a series of debt securities under the applicable indenture, we can provide that the debt securities of that series are subject to the covenant defeasance provisions of that indenture. If we so provide and we make the deposit and deliver the opinion of counsel described above in this section under the heading “—Defeasance and Discharge” we will not have to comply with the following restrictive covenants contained in the applicable indenture:

•	Restrictions Upon Sale or Issuance of Capital Stock of Certain Subsidiary Banks (Section 1005 of the senior indenture) discussed above under “—Covenants Contained in Indentures”; and

•	any other covenant we designate when we establish the series of debt securities.

In the event of a covenant defeasance, our obligations under the applicable indenture and the debt securities, other than with respect to the covenants specifically referred to above, will remain in effect. (Section 1501 of the senior indenture, Section 1701 of the subordinated indenture)

If we exercise our option not to comply with the covenants listed above and the debt securities of the series become immediately due and payable because an event of default has occurred, other than as a result of an event of default specifically referred to above, the amount of money and/or Eligible Instruments on deposit with the applicable trustee will be sufficient to pay the principal, any interest, any premium and any other sums, due on the debt securities of that series, such as sinking fund payments, on the date the payments are due under the applicable indenture and the terms of the debt securities, but may not be sufficient to pay amounts due at the time of acceleration. However, we would remain liable for the balance of the payments. (Section 1501 of the senior indenture, Section 1701 of the subordinated indenture)

Subordination

The subordinated debt securities will be subordinate to all of our existing and future Senior Debt, as defined below. Our Senior Debt includes the senior debt securities and means

•	any of our indebtedness for borrowed or purchased money, whether or not evidenced by bonds, debentures, notes or other written instruments,

•	our obligations under letters of credit,

•	any of our indebtedness or other obligations with respect to commodity contracts, interest rate and currency swap agreements, cap, floor and collar agreements, currency spot and forward contracts, and other similar agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates, and

•	any guarantees, endorsements (other than by endorsement of negotiable instruments for collection in the ordinary course of business) or other similar contingent obligations in respect of obligations of others of a type described above, whether or not such obligation is classified as a liability on a balance sheet prepared in accordance with generally accepted accounting principles, whether outstanding on the date of execution of the subordinated indenture or thereafter incurred, other than obligations expressly on a parity with or junior to the subordinated debt securities. Our junior subordinated debt securities, and guarantees in respect of trust preferred securities related to those debt securities, rank and will rank junior to the subordinated debt securities.

If certain events in bankruptcy, insolvency or reorganization occur, we will first pay all Senior Debt, including any interest accrued after the events occur, in full before we make any payment or distribution, whether in cash, securities or other property, on account of the principal of or interest on the subordinated debt securities. In such an event, we will pay or deliver directly to the holders of Senior Debt any payment or distribution otherwise payable or deliverable to holders of the subordinated debt securities. We will make the payments to the holders of Senior Debt according to priorities existing among those holders until we have paid all Senior Debt, including accrued interest, in full. Notwithstanding the subordination provisions discussed in this paragraph, we may make payments or distributions on the subordinated debt securities so long as:

•	the payments or distributions consist of securities issued by us or another company in connection with a plan or reorganization or readjustment; and

•	payment on those securities is subordinate to outstanding Senior Debt and any securities issued with respect to Senior Debt under such plan of reorganization or readjustment at least to the same extent provided in the subordination provisions of the subordinated debt securities. (Section 1801 of the subordinated indenture)

If such events in bankruptcy, insolvency or reorganization occur, after we have paid in full all amounts owed on Senior Debt:

•	the holders of subordinated debt securities,

•	together with the holders of any of our other obligations ranking equal with those subordinated debt securities,

will be entitled to receive from our remaining assets any principal, premium or interest due at that time on the subordinated debt securities and such other obligations before we make any payment or other distribution on account of any of our capital stock or obligations ranking junior to those subordinated debt securities.

If we violate the subordinated indenture by making a payment or distribution to holders of the subordinated debt securities before we have paid all the Senior Debt in full, then such holders of the subordinated debt securities will be deemed to have received the payments or distributions in trust for the benefit of, and will have to pay or transfer the payments or distributions to, the holders of the Senior Debt outstanding at the time. The payment or transfer to the holders of the Senior Debt will be made according to the priorities existing among those holders. Notwithstanding the subordination provisions discussed in this paragraph, holders of subordinated debt securities will not be required to pay, or transfer payments or distributions to, holders of Senior Debt so long as:

•	the payments or distributions consist of securities issued by us or another company in connection with a plan of reorganization or readjustment; and

•	payment on those securities is subordinate to outstanding Senior Debt and any securities issued with respect to Senior Debt under such plan of reorganization or readjustment at least to the same extent provided in the subordination provisions of those subordinated debt securities. (Section 1801 of the subordinated indenture)

Because of the subordination, if we become insolvent, holders of Senior Debt may receive more, ratably, and holders of the subordinated debt securities having a claim pursuant to those securities may receive less, ratably, than our other creditors. This type of subordination will not prevent an event of default from occurring under the subordinated indenture in connection with the subordinated debt securities.

We may modify or amend the subordinated indenture as provided under “—Modification and Waiver” above. However, the modification or amendment may not, without the consent of the holders of all Senior Debt outstanding, modify any of the provisions of the applicable indenture relating to the subordination of the subordinated debt securities in a manner that would adversely affect the holders of Senior Debt. (Section 902 of the subordinated indenture)

Conversion and Exchange

If any offered debt securities are convertible into preferred stock, depositary shares or common stock at the option of the holders or exchangeable for preferred stock, depositary shares or common stock at our option, the prospectus supplement relating to those debt securities will include the terms and conditions governing any conversions and exchanges.

DESCRIPTION OF PREFERRED STOCK

This section describes the general terms and provisions of our preferred stock and preference stock that may be offered by this prospectus. Unless we specifically note otherwise, we will generally refer to our preferred stock and preference stock collectively in this prospectus as preferred stock. The prospectus supplement will describe the specific terms of the series of the preferred stock offered through that prospectus supplement and any general terms outlined in this section that will not apply to that series of preferred stock.

We have summarized the material terms and provisions of the preferred stock in this section. We have also filed our restated certificate of incorporation, as amended, and the form of certificate of designations of powers, preferences and rights of preferred stock, which we will refer to as the certificate of designation, as exhibits to the registration statement. You should read our restated certificate of incorporation and the certificate of designations relating to the applicable series of the preferred stock for additional information before you buy any preferred stock.

General

Pursuant to our restated certificate of incorporation, as amended, our board of directors has the authority, without further stockholder action, to issue a maximum of 24,000,000 shares of preferred stock, consisting of a maximum of 20,000,000 shares of preferred stock and a maximum of 4,000,000 shares of preference stock, including shares issued or reserved for issuance. As of December 31, 2002 we had 1,637,560 issued and outstanding shares of preferred stock. As of December 31, 2002, there were no shares of preference stock outstanding. The board of directors has the authority to determine or fix the following terms with respect to shares of any series of preferred stock:

•	the number of shares and designation or title of the shares;

•	dividend rights;

•	whether and upon what terms the shares will be redeemable;

•	the rights of the holders upon our dissolution or upon the distribution of our assets;

•	whether and upon what terms the shares will have a purchase, retirement or sinking fund;

•	whether and upon what terms the shares will be convertible;

•	the voting rights, if any, which will apply; provided, however, that holders of preference stock will not be entitled to more than 1 vote per share; and

•	any other preferences, rights, limitations or restrictions of the series.

If we purchase, redeem or convert shares of preferred stock, we will retire and cancel them and restore them to the status of authorized but unissued shares of preferred stock or preference stock, as the case may be. Those shares will not be part of any particular series of preferred stock and may be reissued by us.

As described under “Description of Depositary Shares” below, we may elect to offer depositary shares represented by depositary receipts. If we so elect, each depositary share will represent a fractional interest, to be specified in the applicable prospectus supplement, in a share of preferred stock. If we issue depositary shares representing interests in preferred stock, those shares of preferred stock will be deposited with a depositary.

Under regulations of the Federal Reserve Board, our preferred stock is a voting security at all times for purposes of the Bank Holding Company Act because the holders of our preferred stock are entitled to vote for the election of directors if we do not pay preferred stock dividends. Any holder of more than 25% of a class of our voting securities, or less than 25% if the holder otherwise exercises a “controlling influence” over us, would be regulated as a bank holding company under the Bank Holding Company Act. In addition, an existing bank holding company would need to obtain the Federal Reserve Board’s approval before acquiring 5% or more of any class of our voting securities. Separately, under the Change in Bank Control Act of 1978, any “person,” including an individual or company other than a bank holding company, may need to obtain the Federal Reserve Board’s approval before acquiring 10% or more of any class of our voting securities. All series of our preferred stock are considered a single “class of voting shares” under the Bank Holding Company Act because they generally vote together on all matters as described below under “—Voting Rights.”

The preferred stock will have the dividend, liquidation, redemption, voting and conversion rights described in this section unless the applicable prospectus supplement provides otherwise. You should read the prospectus supplement relating to the particular series of the preferred stock it offers for specific terms, including:

•	the title, stated value and liquidation preference of the preferred stock and the number of shares offered;

•	the initial public offering price at which we will issue the preferred stock;

•	the dividend rate or rates, or method of calculation of dividends, the dividend periods, the dates on which dividends will be payable and whether the dividends will be cumulative or noncumulative and, if cumulative, the dates from which the dividends will start to cumulate;

•	any redemption or sinking fund provisions;

•	any conversion provisions;

•	whether we have elected to offer depositary shares as described under “Description of Depositary Shares” below; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

When we issue shares of preferred stock, they will be fully paid and nonassessable. This means you will have paid the full purchase price for your shares of preferred stock and you will not be assessed any additional amount for your stock. Unless the applicable prospectus supplement specifies otherwise:

•	each series of preferred stock will rank equally in all respects with the outstanding shares of preferred stock and each other series of preferred stock offered under this prospectus;

•	the preferred stock will have no preemptive rights to subscribe for any additional securities which we may issue in the future, which means that the holders of shares of preferred stock will have no right, as holders of shares of preferred stock, to buy any portion of those issued securities; and

•	Wells Fargo Bank Minnesota, N.A. will be the transfer agent and registrar for the preferred stock and any depositary shares.

Dividends

The holders of the preferred stock of each series will be entitled to receive cash dividends, if declared by our board of directors or its duly authorized committee, out of our assets that we can legally use to pay dividends. The applicable prospectus supplement relating to a particular series of preferred stock will describe the dividend rates and dates on which dividends will be payable. The rates may be fixed or variable or both. If the dividend rate is variable, the applicable prospectus supplement will describe the formula used to determine the dividend rate for each dividend period. We will pay dividends to the holders of record as they appear on our stock books on the record dates fixed by our board of directors or its duly authorized committee.

We are incorporated in Delaware, and are governed by the Delaware General Corporation Law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law, or, if there is no surplus, out of net profits for the fiscal year in which the dividend was declared and for the preceding fiscal year. However, under Delaware law, we cannot pay dividends out of net profits if, after we pay the dividend, our capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of our assets.

The applicable prospectus supplement will also state whether the dividends on any series of the preferred stock are cumulative or noncumulative. If our board of directors does not declare a dividend payable on a dividend payment date on any noncumulative series of preferred stock, then the holders of that series will not be entitled to receive a dividend for that dividend period and we will not be obligated to pay the dividend for that dividend period even if our board declares a dividend on that series payable in the future.

Our board will not declare and pay a dividend on any of our stock ranking, as to dividends, equal with or junior to the preferred stock unless full dividends on the preferred stock have been declared and paid, or declared and sufficient money is set aside for payment. Until full dividends are paid, or declared and payment is set aside, on all preferred stock ranking equal as to dividends, then:

•	we will declare any dividends pro rata among the shares of preferred stock of each series offered under this prospectus and any other series of preferred stock ranking equal to such series of preferred stock offered under this prospectus as to dividends, which means that the dividends we declare per share on each series of such preferred stock will bear the same relationship to each other that the full accrued dividends per share on each such series of the preferred stock bear to each other;

•	other than the above-described pro rata dividends, we will not declare or pay any dividends or declare or make any distributions upon any security ranking junior to or equal with the preferred stock offered under this prospectus as to dividends or upon liquidation, except dividends or distributions paid for with securities ranking junior to the preferred stock as to dividends and upon liquidation; and

•	we will not redeem, purchase or otherwise acquire, or set aside money for a sinking fund for, any securities ranking junior to or equal with the preferred stock offered under this prospectus as to dividends or upon liquidation, except by conversion into or exchange for stock junior to the preferred stock as to dividends and upon liquidation.

We will not owe any interest, or any money in lieu of interest, on any dividend payment(s) on any series of the preferred stock which may be past due.

Redemption

We may redeem all or part of a series of the preferred stock and that series may be subject to mandatory redemption under a sinking fund or otherwise, as described in the applicable prospectus supplement. Redeemed shares of preferred stock will become authorized but unissued shares of preferred stock or preference stock, as the case may be, that we may issue in the future.

If a series of the preferred stock is subject to mandatory redemption, the applicable prospectus supplement will specify the number of shares that we will redeem each year and the redemption price. If shares of preferred stock are redeemed, we will pay all accrued and unpaid dividends on those shares to, but excluding, the redemption date. The prospectus supplement will also specify whether the redemption price will be paid in cash or other property. If we are only permitted to pay the redemption price for a series of preferred stock from the proceeds of a capital stock issuance, and the proceeds from the issuance are insufficient or no such issuance has occurred, then the terms of that series may provide that the preferred stock will automatically and mandatorily be converted into that capital stock.

If fewer than all of the outstanding shares of any series of the preferred stock are to be redeemed, our board of directors will determine the number of shares to be redeemed. We will redeem the shares pro rata from the holders of record in proportion to the number of shares held by them, with adjustments to avoid redemption of fractional shares.

Even though the terms of a series of preferred stock may permit redemption of all or a part of the preferred stock, if any dividends, including accumulated dividends, on that series are past due:

•	we will not redeem any preferred stock of that series unless we simultaneously redeem all outstanding preferred stock of that series; and

•	we will not purchase or otherwise acquire any preferred stock of that series.

The prohibition discussed in the prior sentence will not prohibit us from purchasing or acquiring preferred stock of that series under a purchase or exchange offer if we make the offer on the same terms to all holders of that series.

Unless the applicable prospectus supplement specifies otherwise, we will give notice of a redemption by mailing a notice to each record holder of the shares to be redeemed, between 30 to 60 days prior to the date fixed for redemption, unless we issue depositary shares representing interests in shares of preferred stock, in which case we will send a notice to the depositary between 40 to 70 days prior to the date fixed for redemption. We will mail the notices to the holders’ addresses as they appear on our stock records. Each notice will state:

•	the redemption date;

•	the number of shares and the series of the preferred stock to be redeemed;

•	the redemption price;

•	the place or places where holders can surrender the certificates for the preferred stock for payment of the redemption price;

•	that dividends on the shares to be redeemed will cease to accrue on the redemption date; and

•	the date when the holders’ conversion rights, if any, will terminate.

If we redeem fewer than all shares of any series of the preferred stock held by any holder, we will also specify the number of shares to be redeemed from the holder in the notice.

If we have given notice of the redemption and have provided the funds for the payment of the redemption price, then beginning on the redemption date:

•	the dividends on the preferred stock called for redemption will no longer accrue;

•	those shares will no longer be considered outstanding; and

•	the holders will no longer have any rights as stockholders except to receive the redemption price.

When the holder properly surrenders the redeemed shares, the redemption price will be paid out of the funds provided by us. If we redeem fewer than all of the shares represented by any certificate, we will issue a new certificate representing the unredeemed shares without cost to the holder.

If a redemption described above is deemed to be a “tender offer” within the meaning of Rule 14e-1 under the Exchange Act, we will comply with all applicable provisions of the Exchange Act.

Conversion or Exchange

The applicable prospectus supplement relating to a series of convertible preferred stock will describe the terms on which shares of that series are convertible into shares of common stock or a different series of preferred stock or exchangeable for debt securities.

Rights Upon Liquidation

Unless the applicable prospectus states otherwise, if we voluntarily or involuntarily liquidate, dissolve or wind up our business, the holders of shares of each series of the preferred stock offered under this prospectus and any preferred stock ranking equal to the preferred stock offered under this prospectus will be entitled to receive:

•	liquidation distributions in the amount stated in the applicable prospectus supplement; and

•	all accrued and unpaid dividends, whether or not earned or declared.

We will pay these amounts to the holders of shares of each series of the preferred stock, and all amounts owing on any preferred stock ranking equally with such series of preferred stock as to distributions upon liquidation, out of our assets available for distribution to stockholders before any distribution is made to holders of any securities ranking junior to the series of preferred stock upon liquidation.

The sale of all or substantially all of our property and assets, our merger into or consolidation with any other corporation or the merger of any other corporation into us will not be considered a dissolution, liquidation or winding up of our business.

We will make pro rata distributions to the holders of a series of preferred stock and any other shares of our stock ranking equal to that series of preferred stock as to distributions upon dissolution, liquidation or winding up of our business if

•	we voluntarily or involuntarily liquidate, dissolve or wind up our business, and

•	we do not have enough assets available for distribution to the holders of such series of preferred stock and any other shares of our stock ranking equal with such series as to any such distribution to pay all amounts to which the holders are entitled.

This means the distributions we pay to the holders of all shares ranking equal as to distributions upon dissolution, liquidation or winding up of our business will bear the same relationship to each other that the full distributable amounts for which those holders are respectively entitled upon dissolution, liquidation or winding up of our business bear to each other.

After we pay the full amount of the liquidation distribution to which the holders of a series of the preferred stock are entitled, those holders will have no right or claim to any of our remaining assets.

Voting Rights

Except as described in this section or in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of the preferred stock will not be entitled to vote. If the holders of a series of preferred stock are entitled to vote and the applicable prospectus supplement does not state otherwise, then each share of preferred stock will have one vote; provided, however, that under no circumstances will the holders of preference stock have more than one vote per share. As more fully described under “Description of Depositary Shares” below, if we issue depositary shares representing fractional interests in a share of preferred stock, the holders of each depositary share will be entitled to a fraction of a vote.

For any series of preferred stock having one vote per share, the voting power of the series, on matters on which holders of that series and holders of any other series of preferred stock are entitled to vote as a single class, will solely depend on the total number of shares in that series and not the aggregate liquidation preference or initial offering price.

If we have not paid dividends on any series of preferred stock offered under this prospectus for more than 540 days, the holders of that series, together with the holders of outstanding shares of all other series of preferred stock ranking equally to that series as to distribution upon liquidation and having similar voting rights which are then exercisable, will be entitled to vote for the election of two additional directors at the next annual meeting of our stockholders. If the holders of a series of preferred stock are entitled to elect two additional directors, then each share of preferred stock will have one vote. In such case, the size of our board of directors will increase by two directors. After we pay the full amount of dividends to which the holders of the series of preferred stock are entitled, those holders will no longer have a vote for the election of two additional directors.

Unless we receive the consent of the holders of an outstanding series of preferred stock and the outstanding shares of all other series of preferred stock which

•	rank equal with that series either as to dividends or the distribution of assets upon liquidation, dissolution or winding up of our business, and

•	have voting rights that are exercisable and that are similar to those of that series, we will not:

•	authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to that outstanding preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our business; or

•	amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of our restated certificate of incorporation, as amended, or of the resolutions contained in a certificate of designation creating that series of the preferred stock in a way that materially and adversely affects any right, preference, privilege or voting power of that outstanding preferred stock.

This consent must be given by the holders of at least two-thirds of all outstanding preferred stock described in the preceding sentence, voting together as a single class. However, we will not be required to obtain this consent with respect to any amendment, alteration or repeal affecting the rights, preferences, privileges or voting powers of preferred stock of the type described above, if we only:

•	increase the amount of the authorized preferred stock;

•	create and issue another series of preferred stock; or

•	increase the amount of authorized shares of any series of preferred stock;

so long as that preferred stock in each case ranks equal with or junior to the shares of preferred stock offered under this prospectus with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of our business.

The holders of our 1995 ESOP preferred stock, 1996 ESOP preferred stock, 1997 ESOP preferred stock, 1998 ESOP preferred stock, 1999 ESOP preferred stock, 2000 ESOP preferred stock,

2001 ESOP preferred stock, 2002 ESOP preferred stock, 2003 ESOP Preferred Stock and series B preferred stock described below under “—Outstanding Preferred Stock” have voting rights similar to those described in this section.

Outstanding Preferred Stock

Unless we specify otherwise in the applicable prospectus supplement, the preferred stock offered by this prospectus will rank equally in all respects with our outstanding preferred stock. Our common stock, including the common stock that may be issued upon conversion of preferred stock or in exchange for, or upon conversion of, debt securities or upon exercise of securities warrants, will be subject to any prior rights of the preferred stock then outstanding. Therefore, the rights of the outstanding preferred stock described below and any preferred stock that may be issued after the date hereof, may limit the rights of the holders of the common stock. At December 31, 2002, we had outstanding:

•	3,043 shares of 1995 ESOP cumulative convertible preferred stock, which we refer to as our 1995 ESOP preferred stock;

•	5,407 shares of 1996 ESOP cumulative convertible preferred stock, which we refer to as our 1996 ESOP preferred stock;

•	5,876 shares of 1997 ESOP cumulative convertible preferred stock, which we refer to as our 1997 ESOP preferred stock;

•	5,095 shares of 1998 ESOP cumulative convertible preferred stock, which we refer to as our 1998 ESOP preferred stock;

•	13,222 shares of 1999 ESOP cumulative convertible preferred stock, which we refer to as our 1999 ESOP preferred stock;

•	34,742 shares of 2000 ESOP cumulative convertible preferred stock, which we refer to as our 2000 ESOP preferred stock;

•	46,126 shares of 2001 ESOP cumulative convertible preferred stock, which we refer to as our 2001 ESOP preferred stock;

•	64,049 shares of 2002 ESOP cumulative convertible preferred stock, which we refer to as our 2002 ESOP preferred stock; and

•	1,460,000 shares of adjustable rate cumulative preferred stock, series B, which we refer to as our series B preferred stock.

In addition, on March 14, 2003, we established our 2003 ESOP cumulative convertible preferred stock, which we refer to as our 2003 ESOP preferred stock.

1995 ESOP Preferred Stock. The 1995 ESOP preferred stock has a stated value of $1,000.00 per share. The 1995 ESOP preferred stock provides for cumulative quarterly dividends at the annual rate of 10% calculated as a percentage of stated value. All outstanding shares of 1995 ESOP preferred stock are held of record by a trustee acting on behalf of the Plan. The 1995 ESOP preferred stock is subject to redemption, in whole or in part, at our option, at a price equal to the higher of:

•	$1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption; and

•	the Fair Market Value per share of 1995 ESOP preferred stock, as that term is used in the certificate of designations for the 1995 ESOP preferred stock, on the date fixed for redemption.

The 1995 ESOP preferred stock is mandatorily convertible, without any further action on our part or on the part of the holder, into common stock at the then-applicable Conversion Price, as that term is used in the certificate of designations for our 1995 ESOP preferred stock, when:

•	the 1995 ESOP preferred stock is released from the unallocated reserve of the Plan in accordance with the terms of the Plan; or

•	when a record ownership of the shares of 1995 ESOP preferred stock is transferred to any person other than a successor trustee under the Plan.

In addition, a holder of 1995 ESOP preferred stock is entitled, at any time before the date fixed for redemption, to convert shares of 1995 ESOP preferred stock held by that holder into shares of common stock at the then-applicable Conversion Price.

In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of 1995 ESOP preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, $1,000.00 per share, plus accrued and unpaid dividends.

Except as required by law, the holders of 1995 ESOP preferred stock are not entitled to vote, except under the limited circumstances described above under “—Voting Rights”. The 1995 ESOP preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the 1995 ESOP preferred stock.

1996 ESOP Preferred Stock. The 1996 ESOP preferred stock has a stated value of $1,000.00 per share. The 1996 ESOP preferred stock provides for cumulative quarterly dividends at the annual rate of $85.00, $90.00 or $95.00 based on the Current Market Price, as that term is used in the certificate of designations for the 1996 ESOP preferred stock, of one share of common stock as of a fixed trading date. All outstanding shares of 1996 ESOP preferred stock are held of record by a trustee acting on behalf of the Plan. The 1996 ESOP preferred stock is subject to redemption, in whole or in part, at our option, at a price equal to the higher of:

•	$1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption; and

•	the Fair Market Value per share of 1996 ESOP preferred stock, as that term is used in the certificate of designations for the 1996 ESOP preferred stock, on the date fixed for redemption.

The 1996 ESOP preferred stock is mandatorily convertible, without any further action on our part or on the part of the holder, into common stock at the applicable Conversion Price, as that term is used in the certificate of designations for the 1996 ESOP preferred stock, when:

•	the 1996 ESOP preferred stock is released from the unallocated reserve of the Plan in accordance with the terms of the Plan; or

•	when record ownership of the shares of 1996 ESOP preferred stock is transferred to any person other than a successor trustee under the Plan.

In addition, a holder of 1996 ESOP preferred stock is entitled, at any time before the date fixed for redemption, to convert shares of 1996 ESOP preferred stock held by that holder into shares of common stock at the then-applicable Conversion Price.

In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of 1996 ESOP preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, $1,000.00 per share, plus accrued and unpaid dividends.

Except as required by law, the holders of 1996 ESOP preferred stock are not entitled to vote, except under the limited circumstances described above under “—Voting Rights”. The 1996 ESOP preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the 1996 ESOP preferred stock.

1997 ESOP Preferred Stock. The 1997 ESOP preferred stock has a stated value of $1,000.00 per share. The 1997 ESOP preferred stock provides for cumulative quarterly dividends at the annual rate of $95.00, $100.00 or $105.00 based on the Current Market Price, as that term is used in the certificate of designations for the 1997 ESOP preferred stock, of one share of common stock as of a fixed trading date. All outstanding shares of 1997 ESOP preferred stock are held of record by a trustee acting on behalf of the Plan. The 1997 ESOP preferred stock is subject to redemption, in whole or in part, at our option, at a price equal to the higher of:

•	$1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption; and

•	the Fair Market Value per share of 1997 ESOP preferred stock, as that term is used in the certificate of designations for the 1997 ESOP preferred stock, on the date fixed for redemption.

The 1997 ESOP preferred stock is mandatorily convertible, without any further action on our part or on the part of the holder, into common stock at the applicable Conversion Price, as that term is used in the certificate of designations for the 1997 ESOP preferred stock, when:

•	the 1997 ESOP preferred stock is released from the unallocated reserve of the Plan in accordance with the terms of the Plan; or

•	when record ownership of the shares of 1997 ESOP preferred stock is transferred to any person other than a successor trustee under the Plan.

In addition, a holder of 1997 ESOP preferred stock is entitled, at any time before the date fixed for redemption, to convert shares of 1997 ESOP preferred stock held by that holder into shares of common stock at the then-applicable Conversion Price.

In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of 1997 ESOP preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, $1,000.00 per share, plus accrued and unpaid dividends.

Except as required by law, the holders of 1997 ESOP preferred stock are not entitled to vote, except under the limited circumstances described above under “—Voting Rights”. The 1997 ESOP preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the 1997 ESOP preferred stock.

1998 ESOP Preferred Stock. The 1998 ESOP preferred stock has a stated value of $1,000.00 per share. The 1998 ESOP preferred stock provides for cumulative quarterly dividends at the annual rate of $107.50, $112.50 or $117.50 based on the Current Market Price, as that term is used in the certificate of designations for the 1998 ESOP preferred stock, of one share of common stock as of a fixed trading date. All outstanding shares of 1998 ESOP preferred stock are held of record by a trustee acting on behalf of the Plan. The 1998 ESOP preferred stock is subject to redemption, in whole or in part, at our option, at a price equal to the higher of:

•	$1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption; and

•	the Fair Market Value per share of 1998 ESOP preferred stock, as that term is used in the certificate of designations for the 1998 ESOP preferred stock, on the date fixed for redemption.

The 1998 ESOP preferred stock is mandatorily convertible, without any further action on our part or on the part of the holder, into common stock at the applicable Conversion Price, as that term is used in the certificate of designations for the 1998 ESOP preferred stock, when:

•	the 1998 ESOP preferred stock is released from the unallocated reserve of the Plan in accordance with the terms of the Plan; or

•	when record ownership of the shares of 1998 ESOP preferred stock is transferred to any person other than a successor trustee under the Plan.

In addition, a holder of 1998 ESOP preferred stock is entitled, at any time before the date fixed for redemption, to convert shares of 1998 ESOP preferred stock held by that holder into shares of common stock at the then-applicable Conversion Price.

In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of 1998 ESOP preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, $1,000.00 per share, plus accrued and unpaid dividends.

Except as required by law, the holders of 1998 ESOP preferred stock are not entitled to vote, except under the limited circumstances described above under “—Voting Rights”. The 1998 ESOP preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the 1998 ESOP preferred stock.

1999 ESOP Preferred Stock. The 1999 ESOP preferred stock has a stated value of $1,000.00 per share. The 1999 ESOP preferred stock provides for cumulative quarterly dividends at the annual rate of $103.00, $108.00 or $113.00 based on the Current Market Price, as that term is used in the certificate of designations for the 1999 ESOP preferred stock, of one share of common stock as of a fixed trading date. All outstanding shares of 1999 ESOP preferred stock are held of record by a trustee acting on behalf of the Plan. The 1999 ESOP preferred stock is subject to redemption, in whole or in part, at our option, at a price equal to the higher of:

•	$1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption; and

•	the Fair Market Value per share of 1999 ESOP preferred stock, as that term is used in the certificate of designations for the 1999 ESOP preferred stock, on the date fixed for redemption.

The 1999 ESOP preferred stock is mandatorily convertible, without any further action on our part or on the part of the holder, into common stock at the applicable Conversion Price, as that term is used in the certificate of designations for the 1999 ESOP preferred stock, when:

•	the 1999 ESOP preferred stock is released from the unallocated reserve of the Plan in accordance with the terms of the Plan; or

•	when record ownership of the shares of 1999 ESOP preferred stock is transferred to any person other than a successor trustee under the Plan.

In addition, a holder of 1999 ESOP preferred stock is entitled, at any time before the date fixed for redemption, to convert shares of 1999 ESOP preferred stock held by that holder into shares of common stock at the then-applicable Conversion Price.

In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of 1999 ESOP preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, $1,000.00 per share, plus accrued and unpaid dividends.

Except as required by law, the holders of 1999 ESOP preferred stock are not entitled to vote, except under the limited circumstances described above under “—Voting Rights”. The 1999 ESOP preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the 1999 ESOP preferred stock.

2000 ESOP Preferred Stock. The 2000 ESOP preferred stock has a stated value of $1,000.00 per share. The 2000 ESOP preferred stock provides for cumulative quarterly dividends at the annual rate of $115.00, $120.00 or $125.00 based on the Current Market Price, as that term is used in the certificate of designations for the 2000 ESOP preferred stock, of one share of common stock as of a fixed trading date. All outstanding shares of 2000 ESOP preferred stock are held of record by a trustee acting on behalf of the Plan. The 2000 ESOP preferred stock is subject to redemption, in whole or in part, at our option, at a price equal to the higher of:

•	$1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption; and

•	the Fair Market Value per share of 2000 ESOP preferred stock, as that term is used in the certificate of designations for the 2000 ESOP preferred stock, on the date fixed for redemption.

The 2000 ESOP preferred stock is mandatorily convertible, without any further action on our part or on the part of the holder, into common stock at the applicable Conversion Price, as that term is used in the certificate of designations for the 2000 ESOP preferred stock, when:

•	the 2000 ESOP preferred stock is released from the unallocated reserve of the Plan in accordance with the terms of the Plan; or

•	when record ownership of the shares of 2000 ESOP preferred stock is transferred to any person other than a successor trustee under the Plan.

In addition, a holder of 2000 ESOP preferred stock is entitled, at any time before the date fixed for redemption, to convert shares of 2000 ESOP preferred stock held by that holder into shares of common stock at the then-applicable Conversion Price.

In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of 2000 ESOP preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, $1,000.00 per share, plus accrued and unpaid dividends.

Except as required by law, the holders of 2000 ESOP preferred stock are not entitled to vote, except under the limited circumstances described above under “—Voting Rights”. The 2000 ESOP preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the 2000 ESOP preferred stock.

2001 ESOP Preferred Stock. The 2001 ESOP preferred stock has a stated value of $1,000.00 per share. The 2001 ESOP preferred stock provides for cumulative quarterly dividends at the annual rate of $105.00, $110.00 or $115.00 based on the Current Market Price, as that term is used in the certificate of designations for the 2001 ESOP preferred stock, of one share of common stock as of a fixed trading date. All outstanding shares of 2001 ESOP preferred stock are held of record by a trustee acting on behalf of the Plan. The 2001 ESOP preferred stock is subject to redemption, in whole or in part, at our option, at a price equal to the higher of:

•	$1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption; and

•	the Fair Market Value per share of 2001 ESOP preferred stock, as that term is used in the certificate of designations for the 2001 ESOP preferred stock, on the date fixed for redemption.

The 2001 ESOP preferred stock is mandatorily convertible, without any further action on our part or on the part of the holder, into common stock at the applicable Conversion Price, as that term is used in the certificate of designations for the 2001 ESOP preferred stock, when:

•	the 2001 ESOP preferred stock is released from the unallocated reserve of the Plan in accordance with the terms of the Plan; or

•	when record ownership of the shares of 2001 ESOP preferred stock is transferred to any person other than a successor trustee under the Plan.

In addition, a holder of 2001 ESOP preferred stock is entitled, at any time before the date fixed for redemption, to convert shares of 2001 ESOP preferred stock held by that holder into shares of common stock at the then-applicable Conversion Price.

In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of 2001 ESOP preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, $1,000.00 per share, plus accrued and unpaid dividends.

Except as required by law, the holders of 2001 ESOP preferred stock are not entitled to vote, except under the limited circumstances described above under “—Voting Rights”. The 2001 ESOP preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the 2001 ESOP preferred stock.

2002 ESOP Preferred Stock. The 2002 ESOP preferred stock has a stated value of $1,000.00 per share. The 2002 ESOP preferred stock provides for cumulative quarterly dividends at the annual rate of $105.00, $110.00 or $115.00 based on the Current Market Price, as that term is used in the certificate of designations for the 2002 ESOP preferred stock, of one share of common stock as of a fixed trading date. All outstanding shares of 2002 ESOP preferred stock are held of record by a trustee acting on behalf of the Plan. The 2002 ESOP preferred stock is subject to redemption, in whole or in part, at our option, at a price equal to the higher of:

•	$1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption; and

•	the Fair Market Value per share of 2002 ESOP preferred stock, as that term is used in the certificate of designations for the 2002 ESOP preferred stock, on the date fixed for redemption.

The 2002 ESOP preferred stock is mandatorily convertible, without any further action on our part or on the part of the holder, into common stock at the applicable Conversion Price, as that term is used in the certificate of designations for the 2002 ESOP preferred stock, when:

•	the 2002 ESOP preferred stock is released from the unallocated reserve of the Plan in accordance with the terms of the Plan; or

•	when record ownership of the shares of 2002 ESOP preferred stock is transferred to any person other than a successor trustee under the Plan.

In addition, a holder of 2002 ESOP preferred stock is entitled, at any time before the date fixed for redemption, to convert shares of 2002 ESOP preferred stock held by that holder into shares of common stock at the then-applicable Conversion Price.

In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of 2002 ESOP preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, $1,000.00 per share, plus accrued and unpaid dividends.

Except as required by law, the holders of 2002 ESOP preferred stock are not entitled to vote, except under the limited circumstances described above under “—Voting Rights”. The 2002 ESOP preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the 2002 ESOP preferred stock.

Series B Preferred Stock. The series B preferred stock provides for quarterly cumulative dividends. Each quarterly dividend payment equals $50.00 multiplied by the dividend rate for that dividend period, divided by four. The dividend rate for a given dividend payment is equal to 76% of the highest of:

•	the three-month Treasury Bill Rate;

•	the Ten Year Constant Maturity Rate; or

•	the Twenty Year Constant Maturity Rate, as each term is used in the certificate of designations for the series B preferred stock.

In no event, however, will the dividend rate be less than 5.5% on an annual basis or greater than 10.5% on an annual basis. The series B preferred stock is subject to redemption, in whole or in part, at our option, at a per share price equal to $50.00, plus accrued and unpaid dividends thereon to the date fixed for redemption.

In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of series B preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to the holders of common stock, a per share amount equal to $50.00, plus accrued and unpaid dividends to the date of final distribution.

Except as required by law, the holders of series B preferred stock are not entitled to vote, except under the limited circumstances described above under “—Voting Rights”. Holders of series B preferred stock have no rights to convert their shares into or exchange their shares for any other shares of our capital stock. The series B preferred stock does not have preemptive rights and is not subject to any sinking fund, and we are not otherwise obligated to repurchase or redeem the series B preferred stock. Our outstanding shares of series B preferred stock are listed on the New York Stock Exchange under the symbol “WFCPRB”.

2003 ESOP Preferred Stock. The 2003 ESOP preferred stock has a stated value of $1,000.00 per share. The 2003 ESOP preferred stock provides for cumulative quarterly dividends at the annual rate of $85.00, $90.00 or $95.00 based on the Current Market Price, as that term is used in the certificate of designations for the 2003 ESOP preferred stock, of one share of common stock as of a fixed trading date. All outstanding shares of 2003 ESOP preferred stock are held of record by a trustee acting on behalf of the Plan. The 2003 ESOP preferred stock is subject to redemption, in whole or in part, at our option, at a price equal to the higher of:

•	$1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption; and

•	the Fair Market Value per share of 2003 ESOP preferred stock, as that term is used in the certificate of designations for the 2003 ESOP preferred stock, on the date fixed for redemption.

The 2003 ESOP preferred stock is mandatorily convertible, without any further action on our part or on the part of the holder, into common stock at the applicable Conversion Price, as that term is used in the certificate of designations for the 2003 ESOP preferred stock, when:

•	the 2003 ESOP preferred stock is released from the unallocated reserve of the Plan in accordance with the terms of the Plan; or

•	when record ownership of the shares of 2003 ESOP preferred stock is transferred to any person other than a successor trustee under the Plan.

In addition, a holder of 2003 ESOP preferred stock is entitled, at any time before the date fixed for redemption, to convert shares of 2003 ESOP preferred stock held by that holder into shares of common stock at the then-applicable Conversion Price.

In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of 2003 ESOP preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, $1,000.00 per share, plus accrued and unpaid dividends.

Except as required by law, the holders of 2003 ESOP preferred stock are not entitled to vote, except under the limited circumstances described above under “—Voting Rights”. The 2003 ESOP preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the 2003 ESOP preferred stock.

DESCRIPTION OF DEPOSITARY SHARES

This section describes the general terms and provisions of the depositary shares. The prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

We have summarized the material terms and provisions of the deposit agreement, the depositary shares and the depositary receipts in this section. We have also filed the form of deposit agreement, including the form of depositary receipt, as an exhibit to the registration statement. You should read the forms of deposit agreement and depositary receipt relating to a series of preferred stock for additional information before you buy any depositary shares that represent preferred stock of that series.

General

We may offer fractional interests in preferred stock, rather than full shares of preferred stock. If we do, we will provide for the issuance by a depositary to the public of receipts for depositary shares, each of which will represent a fractional interest in a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million, which we refer to in this prospectus as the depositary. We will name the depositary in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying the depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.

Unless we specify otherwise in the applicable prospectus supplement, you will not be entitled to receive the whole shares of preferred stock underlying the depositary shares.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary shares representing the shares of preferred stock in proportion to the numbers of depositary shares owned by the holders on the relevant record date. The depositary will not distribute amounts less than one cent. The depositary will distribute any balance with the next sum received for distribution to record holders of depositary shares.

If there is a distribution other than in cash, the depositary will distribute property to the holders of depositary shares, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.

The deposit agreement will also contain provisions relating to how any subscription or similar rights offered by us to holders of the preferred stock will be made available to the holders of depositary shares.

Conversion and Exchange

If any series of preferred stock underlying the depositary shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.

Redemption of Depositary Shares

If the series of the preferred stock underlying the depositary shares is subject to redemption, all or a part of the depositary shares will be redeemed from the redemption proceeds of that series of the preferred stock held by the depositary. The depositary will mail notice of redemption between 30 to 60 days prior to the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the depositary’s records. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred stock. Whenever we redeem preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will cease, except the right to receive money or other property that the holders of the depositary shares were entitled to receive upon the redemption. Payments will be made when holders surrender their depositary receipts to the depositary.

Voting the Preferred Stock

When the depositary receives notice of any meeting at which the holders of the preferred stock may vote, the depositary will mail information about the meeting contained in the notice, and any accompanying proxy materials, to the record holders of the depositary shares relating to the preferred stock. Each record holder of such depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to how the preferred stock underlying the holder’s depositary shares should be voted.

The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions received. We will agree to take all action requested by and deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in that manner. The depositary will not vote any preferred stock for which it does not receive specific instructions from the holders of the depositary shares relating to such preferred stock.

Taxation

Owners of depositary shares will be treated for federal income tax purposes as if they were owners of the preferred stock represented by the depositary shares. Accordingly, for federal income tax purposes they will have the income and deductions to which they would be entitled if they were holders of the preferred stock. In addition:

•	no gain or loss will be recognized for federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares as provided in the deposit agreement;

•	the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon the exchange, be the same as the aggregate tax basis of the depositary shares exchanged for such preferred stock; and

•	the holding period for the preferred stock, in the hands of an exchanging owner of depositary shares who held the depositary shares as a capital asset at the time of the exchange, will include the period that the owner held the depositary shares.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary at any time. However, any amendment that materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless approved by the record holders of at least a majority of the depositary shares then-outstanding. A deposit agreement may be terminated by us or the depositary only if:

•	all outstanding depositary shares relating to the deposit agreement have been redeemed; or

•	there has been a final distribution on the preferred stock of the relevant series in connection with our liquidation, dissolution or winding up of our business and the distribution has been distributed to the holders of the related depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the depositary for the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the deposit agreement.

Miscellaneous

We will forward to the depositary, for distribution to the holders of depositary shares, all reports and communications that we must furnish to the holders of the preferred stock.

Neither the depositary nor we will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and the depositary’s obligations under the deposit agreement will be limited to performance in good faith of duties set forth in the deposit agreement. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless satisfactory indemnity is furnished to us and/or the depositary. We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us. We may also remove the depositary at any time. Resignations or removals will take effect when a successor depositary is appointed and it accepts the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

DESCRIPTION OF COMMON STOCK

This section describes the general terms and provisions of the shares of our common stock. The prospectus supplement will describe the specific terms of the common stock offered through that prospectus supplement in connection with the conversion, exchange or exercise of debt securities, preferred stock, depositary shares or securities warrants and any general terms outlined in this section that will not apply to that common stock.

We have summarized the material terms and provisions of the common stock in this section. We have also filed our restated certificate of incorporation, as amended, and our bylaws as exhibits to the registration statement. You should read our restated certificate of incorporation, as amended, and our bylaws for additional information before you buy any securities which may be exercised or exchangeable for or converted into common stock.

General

Shares Outstanding. As of December 31, 2002, our authorized common stock was 6,000,000,000 shares. From these authorized shares, we had issued 1,736,381,025 shares, of which 1,685,906,507 shares were outstanding and 50,474,518 shares were held as treasury shares.

Dividends. Holders of common stock may receive dividends when declared by our board of directors out of our funds that we can legally use to pay dividends. We may pay dividends in cash, stock or other property. In certain cases, holders of common stock may not receive dividends until we have satisfied our obligations to any holders of outstanding preferred stock. Other restrictions on our ability to pay dividends are described below under “—Dividend Restrictions” and above under “Description of Preferred Stock—Outstanding Preferred Stock.”

Voting Rights. Holders of common stock have the exclusive power to vote on all matters presented to our stockholders unless Delaware law or the certificate of designation for an outstanding series of preferred stock gives the holders of that preferred stock the right to vote on certain matters. Each holder of common stock is entitled to one vote per share. Holders of common stock have no cumulative voting rights for the election of directors. This means a holder of a single share of common stock cannot cast more than one vote for each position to be filled on our board of directors.

Other Rights. If we voluntarily or involuntarily liquidate, dissolve or wind up our business, holders of common stock will receive pro rata, according to shares held by them, any of our remaining assets available for distribution to stockholders after we have provided for payment of all debts and other liabilities, including any liquidation preference for outstanding shares of preferred stock. When we issue securities in the future, holders of common stock have no preemptive rights. This means the holders of common stock have no right, as holders of common stock, to buy any portion of those issued securities.

Listing. Our outstanding shares of common stock are listed on the New York Stock Exchange and Chicago Stock Exchange under the symbol “WFC.” Wells Fargo Bank Minnesota, N.A. serves as the transfer agent and registrar for the common stock.

Fully Paid. The outstanding shares of common stock are fully paid and nonassessable. This means the full purchase price for the outstanding shares of common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional common stock that we may issue in the future upon the conversion or exercise of other securities offered under this prospectus will also be fully paid and nonassessable.

Restrictions on Payment of Dividends

We are incorporated in Delaware and are governed by the Delaware General Corporation Law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law, or, if there is no surplus, out of net profits for the fiscal year in which the dividend was declared and for the preceding fiscal year. However, under Delaware law, we cannot pay dividends out of net profits if, after we pay the dividend, our capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of our assets.

Anti-takeover Provisions Contained in the Certificate of Incorporation and Bylaws

Certain provisions of our restated certificate of incorporation, as amended, may make it less likely that our management would be changed or someone would acquire voting control of our company without our board’s consent. These provisions may delay, deter or prevent tender offers or takeover attempts that stockholders may believe are in their best interests, including tender offers or attempts that might allow stockholders to receive premiums over the market price of their common stock.

Preferred Stock. Our board of directors can at any time, under our restated certificate of incorporation, as amended, and without stockholder approval, issue one or more new series of preferred stock. In some cases, the issuance of preferred stock without stockholder approval could discourage or make more difficult attempts to take control of our company through a merger, tender offer, proxy contest or otherwise. Preferred stock with special voting rights or other features issued to persons favoring our management could stop a takeover by preventing the person trying to take control of our company from acquiring enough voting shares necessary to take control.

Nomination Procedures. In addition to our board of directors, stockholders can nominate candidates for our board of directors. However, a stockholder must follow the advance notice procedures described in Section 16 of our bylaws. In general, a stockholder must submit a written notice of the nomination to our corporate secretary at least 30 but not more than 60 days before a scheduled meeting of our stockholders.

Proposal Procedures. Stockholders can propose that business other than nominations to our board of directors be considered at an annual meeting of stockholders only if a stockholder follows the advance notice procedures described in our bylaws. In general, a stockholder must submit a written notice of the proposal and the stockholder’s interest in the proposal to our corporate secretary at least 90 but not more than 120 days before the date set for the annual meeting of our stockholders.

Amendment of Bylaws. Under our bylaws, our board of directors can adopt, amend or repeal the bylaws, subject to limitations under the Delaware General Corporation Law. Our stockholders also have the power to change or repeal our bylaws.

DESCRIPTION OF PURCHASE CONTRACTS

This section describes the general terms and provisions of the purchase contracts. The prospectus supplement will describe the specific terms of the purchase contracts offered through that prospectus supplement and any general terms outlined in this section that will not apply to those purchase contracts.

We have summarized the material terms and provisions of the purchase contracts in this section. We have also filed the forms of purchase contracts as exhibits to the registration statement. You should read the applicable purchase contract for additional information before you buy any purchase contracts.

General

We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more debt securities, for the purchase or sale of:

•	our debt securities, preferred stock, depositary shares or common stock;

•	securities of an entity not affiliated with Wells Fargo, a basket of those securities, an index or indices of those securities or any combination of the above;

•	currencies; or

•	commodities.

We refer to the property in the above clauses as “purchase contract property.” In this section, when we refer to a unit we mean a unit consisting of purchase contracts and one or more debt securities and not any other combination of securities registered under this registration statement.

Each purchase contract will obligate the holder to purchase or sell, and obligate us to sell or purchase, on specified dates, the purchase contract property at a specified price or prices, all as described in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell the purchase contract property and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

Purchase Contracts Issued as Part of a Unit

Purchase contracts issued as part of a unit will be governed by the terms and provisions of a unit agreement. See “—Significant Provisions of the Unit Agreement.” The applicable prospectus supplement will specify the following:

•	whether the purchase contract obligates the holder to purchase or sell the purchase contract property;

•	whether a purchase contract issued as part of a unit may be separated from the other securities constituting part of that unit prior to the purchase contract’s settlement date, except that purchase contracts issued in the United States may not be so separated prior to the 91st day after the issuance of a unit;

•	the methods by which the holders may purchase or sell the purchase contract property;

•	any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract; and

•	whether the purchase contracts will be issued in fully registered or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a purchase contract included in a unit will correspond to the form of the unit and of any debt security included in that unit.

Settlement of Purchase Contracts.    Where purchase contracts issued together with debt securities as part of a unit require the holders to buy purchase contract property, the unit agent may apply principal payments from the debt securities in satisfaction of the holders’ obligations under the related purchase contract as specified in the prospectus supplement. The unit agent will not so apply the principal payments if the holder has delivered cash to meet its obligations under the purchase contract. To settle the purchase contract and receive the purchase contract property, the holder must present and surrender the unit certificates at the office of the unit agent. If a holder settles its obligations under a purchase contract that is part of a unit in cash rather than by delivering the debt security that is part of the unit, that debt security will remain outstanding if the maturity extends beyond the relevant settlement date and, as more fully described in the applicable prospectus supplement, the holder will receive that debt security or an interest in the relevant global debt security.

Pledge by Purchase Contract Holders to Secure Performance.    To secure the obligations of the purchase contract holders contained in the unit agreement and in the purchase contracts, the holders, acting through the unit agent, as their attorney-in-fact, will grant, sell, convey, assign, transfer and pledge the items in the following sentence, which we refer to as the “pledge,” to the collateral agent for our benefit. The pledge is a security interest in and to, and a lien upon and right of set-off against, all of the holders’ right, title and interest in and to:

•	any debt securities that are part of units that include the purchase contracts, or other property as may be specified in the applicable prospectus supplement, which we refer to as the “pledged items”;

•	all additions to and substitutions for the pledged items as may be permissible, if so specified in the applicable prospectus supplement;

•	all income, proceeds and collections received or to be received, or derived or to be derived, at any time from or in connection with the pledged items described in the two clauses above; and

•	all powers and rights owned or thereafter acquired under or with respect to the pledged items.

The pledge constitutes collateral security for the performance when due by each holder of its obligations under the unit agreement and the applicable purchase contract. The collateral agent will forward all payments from the pledged items to us, unless the payments have been released from the pledge in accordance with the unit agreement. We will use the payments received from the pledged items to satisfy the obligations of the holder of the unit under the related purchase contract.

Property Held in Trust by Unit Agent.    If a holder fails to settle in cash its obligations under a purchase contract that is part of a unit and fails to present and surrender its unit certificate to the unit agent when required, that holder will not receive the purchase contract property. Instead, the unit agent will hold that holder’s purchase contract property, together with any distributions, as the registered owner in trust for the benefit of the holder until the holder presents and surrenders the certificate or provides satisfactory evidence that the certificate has been destroyed, lost or stolen. We or the unit agent may require an indemnity from the holder for liabilities related to any destroyed, lost or stolen certificate. If the holder does not present the unit certificate, or provide the necessary evidence of destruction or loss and indemnity, on or before the second anniversary of the settlement date of the related purchase contract, the unit agent will pay to us the amounts it received in trust for that holder. Thereafter, the holder may recover those amounts only from us and not the unit agent. The unit agent will have no obligation to invest or to pay interest on any amounts it holds in trust pending distribution.

General Terms of Units

We will issue the units under one or more unit agreements, each referred to as a “unit agreement,” to be entered into between us and a bank or trust company, as unit agent. We may issue units in one or more series, which will be described in the applicable prospectus supplement.

We have summarized the material terms and provisions of the unit agreement below. We have also filed the form of unit agreement as an exhibit to the registration statement. You should read the unit agreement for additional information before you buy any units.

The applicable prospectus supplement relating to units consisting of one or more debt securities and purchase contracts will describe:

•	the designation and the terms of the units and of the combination of debt securities and purchase contracts constituting the units, including whether and under what circumstances the debt securities or purchase contracts may be traded separately;

•	any additional terms of the unit agreement;

•	any additional provisions for the issuance, payment, settlement, transfer or exchange of the units or of the debt securities or purchase contracts constituting the units; and

•	any applicable United States federal income tax consequences.

The terms and conditions described under “Description of Debt Securities,” and “Description of Purchase Contracts” and those described below under “—Significant Provisions of the Unit Agreement” will apply to each unit and to any debt security or purchase contract included in each unit unless otherwise specified in the applicable prospectus supplement.

Significant Provisions of the Unit Agreement

Obligations of Unit Holder.    Under the terms of the unit agreement, each owner of a unit:

•	consents to and agrees to be bound by the terms of the unit agreement;

•	appoints the unit agent as its authorized agent to execute, deliver and perform any purchase contract included in the unit in which that owner has an interest; and

•	irrevocably agrees to be a party to and be bound by the terms of any purchase contract included in the unit in which that owner has an interest.

Assumption of Obligations by Transferee.    Upon the registration of transfer of a unit, the transferee will assume the obligations, if any, of the transferor under any purchase contract included in the unit and under any other security constituting that unit, and the transferor will be released from those obligations. Under the unit agreement, we consent to the transfer of these obligations to the transferee, to the assumption of these obligations by the transferee and to the release of the transferor, if the transfer is made in accordance with the provisions of the unit agreement.

Remedies.    Upon the acceleration of the debt securities constituting any units, our obligations and those of the owners under any purchase contracts constituting a part of the units may also be accelerated upon the request of the owners of not less than 25% of the affected purchase contracts, on behalf of all the owners.

Limitation on Actions by You as an Individual Holder.    No owner of any unit will have any right under the unit agreement to institute any action or proceeding at law or in equity or in bankruptcy or otherwise regarding the unit agreement, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official, unless the owner will have given written notice to the unit agent and to us of the occurrence and continuance of a default thereunder and:

•	in the case of an event of default under the debt securities or the applicable indenture, unless the procedures, including notice to us and the trustee, described in such indenture have been complied with; and

•	in the case of a failure by us to observe or perform any of our obligations under the unit agreement relating to any purchase contracts included in the unit, unless:

•	owners of not less than 25% of the affected purchase contracts have (a) requested the unit agent to institute that action or proceeding in its own name as unit agent under the unit agreement and (b) offered the unit agent reasonable indemnity;

•	the unit agent has failed to institute that action or proceeding within 60 days of that request by the owners referred to above; and

•	the owners of a majority of the outstanding affected units have not given directions to the unit agent inconsistent with those of the owners referred to above.

If these conditions have been satisfied, any owner of an affected unit may then, but only then, institute an action or proceeding. Notwithstanding the above, the owner of any unit or purchase contract will have the unconditional right to purchase or sell, as the case may be, purchase contract property under the purchase contract and to institute suit for the enforcement of that right.

Absence of Protections against All Potential Actions of Wells Fargo.    There are no covenants or other provisions in the unit agreement providing for a put right or increased interest or otherwise that would afford holders of units additional protection in the event of a recapitalization transaction, a change of control of Wells Fargo or a highly leveraged transaction.

Modification without Consent of Holders.    We and the unit agent may amend the unit agreement and the terms of the purchase contracts and the purchase contract certificates without the consent of the holders to:

•	cure any ambiguity;

•	correct or supplement any defective or inconsistent provision;

•	add to our covenants or the covenants of the unit agent;

•	change or eliminate any provisions of the unit agreement so long as no units are outstanding or the change does not affect any unit outstanding; or

•	amend the terms in any other manner which we may deem necessary or desirable and which will not adversely affect the interests of the affected holders in any material respect.

Modification with Consent of Holders.    We and the unit agent, with the consent of the holders of not less than a majority of all series of outstanding units affected, voting as one class, may modify the rights of the holders of the units of each series so affected or the terms of any purchase contracts included in any of those series of units and the terms of the unit agreement relating to the purchase contracts of each series so affected. However, we and the unit agent may not make any of the following modifications without the consent of the holder of each outstanding unit affected by the modification:

•	impair the right to institute suit for the enforcement of any purchase contract;

•	materially adversely affect the holders’ rights under any purchase contract;

•	reduce the percentage of purchase contracts constituting part of outstanding units the consent of whose owners is required for the modification of the provisions of the unit agreement relating to those purchase contracts or for the waiver of any defaults under the unit agreement relating to those purchase contracts;

•	materially adversely affect the holders’ units or the terms of the unit agreement (other than terms related to the first three clauses above); or

•	reduce the percentage of outstanding units the consent of whose owners is required for the modification of the provisions of the unit agreement (other than terms related to the first three clauses above).

Modifications of any debt securities included in units may only be made in accordance with the applicable indenture, as described under “Description of Debt Securities—Modification and Waiver.”

Merger, Consolidation, Sale, Lease or Conveyance.    The unit agreement provides that we will not merge or consolidate with any other person and will not sell, lease or convey all or substantially all of our assets to any person unless:

•	we will be the continuing corporation; or

•	the successor corporation or person that acquires all or substantially all of our assets:

•	will be a corporation organized under the laws of the United States, a state of the United States or the District of Columbia; and

•	will expressly assume all of our obligations under the unit agreement; and

•	immediately after the merger, consolidation, sale, lease or conveyance, we, that person or that successor corporation will not be in default in the performance of the covenants and conditions of the unit agreement applicable to us.

Replacement of Unit Certificates or Purchase Contract Certificates.    We will replace any mutilated certificate evidencing a definitive unit or purchase contract at the expense of the holder upon surrender of that certificate to the unit agent. We will replace certificates that have been destroyed, lost or stolen at the expense of the holder upon delivery to us and the unit agent of evidence satisfactory to us and the unit agent of the destruction, loss or theft of the certificates. In the case of a destroyed, lost or stolen certificate, an indemnity satisfactory to the unit agent and to us may be required at the expense of the holder of the units or purchase contracts evidenced by that certificate before a replacement will be issued.

The unit agreement provides that, notwithstanding the foregoing, no replacement certificate need be delivered:

•	during the period beginning 15 days before the day of mailing of a notice of redemption or of any other exercise of any right held by us with respect to the unit or any security constituting the unit evidenced by the mutilated, destroyed, lost or stolen certificate and ending on the day of the giving of that notice;

•	if the mutilated, destroyed, lost or stolen certificate evidences any security selected or called for redemption or other exercise of a right held by us; or

•	at any time on or after the date of settlement or redemption for any purchase contract included in the unit evidenced by the mutilated, destroyed, lost or stolen certificate, except with respect to any units that remain or will remain outstanding following the date of settlement or redemption.

Unit Agreement Not Qualified under Trust Indenture Act.    The unit agreement will not be qualified as an indenture under, and the unit agent will not be required to qualify as a trustee under, the Trust Indenture Act. Accordingly, the holders of units and purchase contracts will not have the benefits of the protections of the Trust Indenture Act. However, any debt securities issued as part of a unit will be issued under an indenture qualified under the Trust Indenture Act, and the trustee under that indenture will be qualified as a trustee under the Trust Indenture Act.

Title.    We, the unit agent, the applicable trustee and any of their agents will treat the registered owner of any unit as its owner, notwithstanding any notice to the contrary, for all purposes.

New York Law to Govern.    The unit agreement, the units and the purchase contracts constituting part of the units will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF SECURITIES WARRANTS

This section describes the general terms and provisions of the securities warrants. The prospectus supplement will describe the specific terms of the securities warrants offered through that prospectus supplement and any general terms outlined in this section that will not apply to those securities warrants.

We may issue warrants for the purchase of debt securities, preferred stock, depositary shares or common stock. Securities warrants may be issued alone or together with debt securities, preferred stock or depositary shares offered by any prospectus supplement and may be attached to or separate from those securities. Each series of securities warrants will be issued under a separate securities warrant agreement between us and a bank or trust company, as securities warrant agent, which will be described in the applicable prospectus supplement. The securities warrant agent will act solely as our agent in connection with the securities warrants and will not act as an agent or trustee for any holders of securities warrants.

We have summarized the material terms and provisions of the securities warrant agreements and securities warrants in this section. We have also filed the forms of securities warrant agreements and the certificates representing the securities warrants as exhibits to the registration statement. You should read the applicable forms of securities warrant agreement and securities warrant certificate for additional information before you buy any securities warrants.

General

If we offer securities warrants, the applicable prospectus supplement will describe their terms. If securities warrants for the purchase of debt securities are offered, the applicable prospectus supplement will describe the terms of those securities warrants, including the following if applicable:

•	the offering price;

•	the currencies in which the securities warrants are being offered;

•	the designation, aggregate principal amount, currencies, denominations and terms of the series of the debt securities that can be purchased if a holder exercises the securities warrants;

•	the designation and terms of any series of debt securities, preferred stock or depositary shares with which the securities warrants are being offered and the number of securities warrants offered with each debt security, share of preferred stock or depositary share;

•	the date on and after which the holder of the securities warrants can transfer them separately from the related series of debt securities, preferred stock or depositary shares;

•	the principal amount of the series of debt securities that can be purchased if a holder exercises the securities warrant and the price at which and currencies in which the principal amount may be purchased upon exercise;

•	the date on which the right to exercise the securities warrants begins and the date on which the right expires;

•	whether the securities warrants will be in registered or bearer form;

•	United States federal income tax consequences; and

•	any other terms of the securities warrants.

Unless we state otherwise in the applicable prospectus supplement, the securities warrants for the purchase of debt securities will be in registered form only.

If securities warrants for the purchase of preferred stock, depositary shares or common stock are offered, the applicable prospectus supplement will describe the terms of those securities warrants, including the following where applicable:

•	the offering price;

•	the total number of shares that can be purchased if a holder of the securities warrants exercises them and, in the case of securities warrants for preferred stock or depositary shares, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise or that are underlying the depositary shares that can be purchased upon exercise;

•	the designation and terms of the series of debt securities, preferred stock or depositary shares with which the securities warrants are being offered and the number of securities warrants being offered with each debt security, share of preferred stock or depositary share;

•	the date on and after which the holder of the securities warrants can transfer them separately from the related series of debt securities, preferred stock or depositary shares;

•	the number of shares of preferred stock, depositary shares or shares of common stock that can be purchased if a holder exercises the securities warrant and the price at which the preferred stock, depositary shares or common stock may be purchased upon each exercise;

•	the date on which the right to exercise the securities warrants begins and the date on which the right expires;

•	United States federal income tax consequences; and

•	any other terms of the securities warrants.

Securities warrants for the purchase of preferred stock, depositary shares or common stock will be in registered form only.

A holder of securities warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer, and exercise them at the corporate trust office of the securities warrant agent or any other office indicated in the applicable prospectus supplement.

Until any securities warrants to purchase debt securities are exercised, the holder of such securities warrants will not have any of the rights of holders of the debt securities that can be purchased upon exercise, including any right to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any securities warrants to purchase preferred stock, depositary shares or common stock are exercised, holders of such securities warrants will not have any rights of holders of the underlying preferred stock, depositary shares or common stock, including any right to receive dividends or to exercise any voting rights.

Exercise of Securities Warrants

Each holder of a securities warrant is entitled to purchase the principal amount of debt securities or number of shares of preferred stock, depositary shares or shares of common stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates, or a later date if we extend the time for exercise, unexercised securities warrants will become void.

A holder of securities warrants may exercise them by following the general procedure outlined below:

•	delivering to the securities warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

•	properly completing and signing the reverse side of the securities warrant certificate representing the securities warrants; and

•	delivering the securities warrant certificate representing the securities warrants to the securities warrant agent, or other office indicated in the applicable prospectus supplement, within five business days of the securities warrant agent receiving payment of the exercise price.

If you comply with the procedures described above, your securities warrants will be considered to have been exercised when the securities warrant agent receives payment of the exercise price. After you have completed those procedures, we will, as soon as practicable, issue and deliver to you the debt securities, preferred stock, depositary shares or common stock that you purchased upon exercise. If you exercise fewer than all of the securities warrants represented by a securities warrant certificate, the securities warrant agent will issue to you a new securities warrant certificate for the unexercised amount of securities warrants. Holders of securities warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the securities warrants.

Amendments and Supplements to Securities Warrant Agreements

We may amend or supplement a securities warrant agreement without the consent of the holders of the applicable securities warrants if the changes are not inconsistent with the provisions of the securities warrants and do not materially adversely affect the interests of the holders of the securities warrants. We, along with the securities warrant agent, may also modify or amend a securities warrant agreement and the terms of the securities warrants if a majority of the then- outstanding unexercised securities warrants affected by the modification or amendment consent. However, no modification or amendment that accelerates the expiration date, increases the exercise price, reduces the majority consent requirement for any such modification or amendment, or otherwise materially adversely affects the rights of the holders of the securities warrants may be made without the consent of each holder affected by the modification or amendment.

Common Stock Warrant Adjustments

Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of shares of common stock covered by, a warrant for common stock will be adjusted in the manner set forth in the applicable prospectus supplement if certain events occur, including:

•	if we issue capital stock as a dividend or distribution on the common stock;

•	if we subdivide, reclassify or combine the common stock;

•	if we issue rights or warrants to all holders of common stock entitling them, for a period expiring 45 days after the date fixed for determining the stockholders entitled to receive such rights or warrants, to purchase common stock at less than the current market price, as defined in the warrant agreement for such series of common stock warrants; or

•	if we distribute to all holders of common stock evidences of our indebtedness or our assets, excluding certain cash dividends and distributions, or if we distribute to all holders of common stock rights or warrants, excluding those referred to in the bullet point above.

Except as stated above, the exercise price and number of shares of common stock covered by a common stock warrant will not be adjusted if we issue common stock or any securities convertible into or exchangeable for common stock, or securities carrying the right to purchase common stock or securities convertible into or exchangeable for common stock.

Holders of common stock warrants may have additional rights under the following circumstances:

•	a reclassification or change of the common stock;

•	a consolidation or merger involving our company; or

•	a sale or conveyance to another corporation of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock are entitled to receive stock, securities, other property or assets, including cash, with respect to or in exchange for common stock, the holders of the common stock warrants then outstanding will be entitled to receive upon exercise of their common stock warrants the kind and amount of shares of stock and other securities or property that they would have received upon the reclassification, change, consolidation, merger, sale or conveyance if they had exercised their common stock warrants immediately before the transaction.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”) applies (a “plan”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the offered securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan. When we use the term “holder” in this section, we are referring to a beneficial owner of the offered securities and not the record holder.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) prohibit plans, as well as individual retirement accounts and Keogh plans to which Section 4975 of the Code applies (also “plans”), from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (collectively, “parties in interest”) with respect to such plan. A violation of those “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption. Therefore, a fiduciary of a plan should also consider whether an investment in the offered securities might constitute or give rise to a prohibited transaction under ERISA and the Code.

Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and foreign plans, as described in Section 4(b)(4) of ERISA, are not subject to the requirements of ERISA, or Section 4975 of the Code, but may be subject to other legal restrictions.

We and our affiliates may each be considered a party in interest with respect to many plans. Special caution should be exercised, therefore, before the offered securities are purchased by a plan. In particular, the fiduciary of the plan should consider whether exemptive relief is available under an applicable administrative exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the offered securities. Those class exemptions are:

•	PTCE 96-23, for specified transactions determined by in-house asset managers;

•	PTCE 95-60, for specified transactions involving insurance company general accounts;

•	PTCE 91-38, for specified transactions involving bank collective investment funds;

•	PTCE 90-1, for specified transactions involving insurance company separate accounts; and

•	PTCE 84-14, for specified transactions determined by independent qualified professional asset managers.

Any purchaser or holder of the offered securities or any interest in the offered securities will be deemed to have represented by its purchase and holding that either:

•	no portion of the assets used by such purchaser or holder to acquire or purchase the offered securities constitutes assets of any plan; or

•	the purchase and holding of the offered securities by such purchaser or holder will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under applicable law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the offered securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the potential consequences under ERISA and the Code of the acquisition of the offered securities and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

Purchasers of the offered securities have the exclusive responsibility for ensuring that their purchase and holding of the offered securities does not violate the prohibited transaction rules of ERISA or the Code.

PLAN OF DISTRIBUTION

We may sell the securities offered under this prospectus through agents, through underwriters or dealers or directly to one or more purchasers. We may also offer the securities in exchange for our outstanding indebtedness.

Underwriters, dealers and agents that participate in the distribution of the securities offered under this prospectus may be underwriters as defined in the Securities Act of 1933 and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation, including any underwriting discount or commission, will be described in the applicable prospectus supplement. The prospectus supplement will also describe other terms of the offering, including the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the offered securities may be listed. The maximum discount or commission that may be received by any member of the National Association of Securities Dealers, Inc. for sales of securities pursuant to this prospectus will not exceed 8.00%.

The distribution of the securities offered under this prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe in the applicable prospectus supplement how any auction will be conducted to determine the price or any other terms of the securities, how potential investors may participate in the auction and, where applicable, the nature of the underwriters’ obligations with respect to the auction.

If the securities offered under this prospectus are issued in exchange for our outstanding securities, the applicable prospectus supplement will set forth the terms of the exchange, the identity of and the terms of sale of the securities offered under this prospectus by the selling security holders.

If the applicable prospectus supplement indicates, we will authorize dealers or our agents to solicit offers by institutions to purchase offered securities from us under contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

The institutional purchaser’s obligations under the contract are only subject to the condition that the purchase of the offered securities at the time of delivery is allowed by the laws that govern the purchaser. The dealers and our agents will not be responsible for the validity or performance of the contracts.

One or more of our indirectly, wholly-owned subsidiaries, Wells Fargo Brokerage Services, LLC, Wells Fargo Investments, LLC, Wells Fargo Securities, LLC or Wells Fargo Institutional Securities, LLC, may help place some of the securities offered under this prospectus. If this occurs, the placement will comply with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. The underwriters, agents and dealers participating in the sale of securities offered by this prospectus will not confirm sales to accounts over which they exercise discretionary authority without the prior specific written approval of the customer in accordance with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

This prospectus, together with any applicable prospectus supplement, may also be used by our affiliates, including Wells Fargo Brokerage Services, LLC, Wells Fargo Investments, LLC, Wells Fargo Securities, LLC, Wells Fargo Institutional Securities, LLC, and Wells Fargo Investment Services, LLC, in connection with offers and sales of the offered securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Such affiliates may act as principals or agents in such transactions. None of our affiliates have any obligation to make a market in any of the offered securities and each may discontinue any market-making activities at any time without notice, at its sole discretion.

We may have agreements with the underwriters, dealers and agents, including our subsidiaries mentioned above, to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make as a result of those certain civil liabilities.

If we offer bearer debt securities under this prospectus, each underwriter, dealer and agent that participates in the distribution of any original issuance of bearer debt securities will agree not to offer, sell or deliver bearer debt securities to a United States citizen or to any person within the United States, unless federal law permits otherwise.

When we issue the securities offered by this prospectus, except for shares of common stock or debt securities issued upon a reopening of an existing series of debt securities, they may be new securities without an established trading market. If we sell a security offered by this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that security, but the underwriter will not be obligated to do so and could discontinue any market making without notice at any time. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered by this prospectus.

Underwriters and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses. In connection with the distribution of the securities offered under this prospectus, we may enter into swap or other hedging transactions with, or arranged by, underwriters or agents or their affiliates. These underwriters or agents or their affiliates may receive compensation, trading gain or other benefits from these transactions.

LEGAL OPINIONS

Mary E. Schaffner, who is our Senior Counsel, or another of our lawyers, will issue an opinion about the legality of the securities offered by this prospectus. Unless otherwise provided in the applicable prospectus supplement, certain legal matters will be passed upon for any underwriters or agents by Gibson, Dunn & Crutcher LLP, San Francisco, California. Gibson, Dunn & Crutcher LLP represents us and certain of our subsidiaries in other legal matters. Ms. Schaffner may rely on Gibson, Dunn & Crutcher LLP as to matters of New York law.

EXPERTS

The consolidated financial statements of Wells Fargo as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.